 Filed Pursuant to Rule 424(b)(5)
 Registration Statement No. 333-273195
PROSPECTUS SUPPLEMENT
(To Prospectus dated July 10, 2023)
$60,000,000
IVANHOE ELECTRIC INC.
10,256,411 Units
Each Consisting of
One Share of Common Stock and
One Warrant to Purchase One Share of Common Stock
(and 10,256,411 Shares of Common Stock Underlying the Warrants)
We are offering 10,256,411 units (“Units”) at a public offering price of $5.85 per Unit for aggregate gross proceeds of $60 million pursuant to this prospectus supplement and accompanying prospectus. Each Unit consists of one share of our common stock, par value $0.0001 per share (the “common stock”) and one common stock warrant (each, a “Warrant”). Units will not be issued or certificated. The shares of common stock and the Warrants are immediately separable and will be issued separately. Each Warrant is exercisable to purchase one share of common stock (the “Warrant Shares”) at an exercise price of $7.00 per share for a period of 12 months following the closing date of this offering, subject to adjustment as described in “Description of Securities — Warrants to be Issued in this Offering.” This prospectus supplement to the accompanying prospectus relates to the offering of the Units, the shares of common stock and Warrants comprising the Units and the Warrant Shares issuable upon exercise of the Warrants.
Our Executive Chairman Robert Friedland is expected to purchase up to approximately 816,667 Units in this offering.
Our common stock is traded on the NYSE American LLC (“NYSE American”) and the Toronto Stock Exchange (the “TSX”) under the symbol “IE.” On February 10, 2025, the last reported sale price per share of our common stock on the NYSE American was $6.23 and on the TSX was C$8.92. There is no established public trading market for the Warrants, and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the Warrants on any national securities exchange or other nationally recognized trading system. Without an active trading market, we expect that the liquidity of the Warrants will be limited.
Investing in the Units involves a high degree of risk. You should carefully consider the risks and uncertainties described under the heading “Risk Factors” on page S-12 of this prospectus supplement and in the accompanying prospectus, as well as those contained in the documents that are incorporated by reference herein and therein. You should carefully read this entire prospectus supplement and the accompanying prospectus, including any information incorporated by reference, before deciding whether to purchase the Units.
	Per Unit	Total
Public offering price	$5.85	$60,000,004.35
Underwriting discounts and commissions(1)	$0.234	$2,400,000.17
Proceeds, before expenses, to us(2)	$5.616	$57,600,004.18

(1)
See “Underwriting” beginning on page S-26 of this prospectus supplement for additional information regarding underwriting compensation.

(2)
Does not give effect to any exercise of the Warrants being issued in this offering.

We have granted the underwriters an option to purchase up to an additional 1,538,461 of Units from us, representing 15% of the number of Units sold under the Offering, at the public offering price, less the underwriting discounts and commissions, exercisable in whole or in part at any time and from time to time up to 30 days after the date of this prospectus supplement.
Delivery of the shares of common stock and the Warrants will be made on or about February 14, 2025 through the book-entry facilities of The Depositary Trust Company.
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.
BMO Capital Markets
Prospectus Supplement dated February 12, 2025.

PROSPECTUS SUPPLEMENT
PROSPECTUS
S-i

We are responsible for the information contained and incorporated by reference in this prospectus supplement, the accompanying prospectus. We and the underwriters have not authorized anyone to give you any other information, and we and the underwriters take no responsibility for any other information that others may give you. We and the underwriters are not making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or permitted or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.
The information contained and incorporated by reference in this prospectus supplement, the accompanying prospectus speaks only as of the date of this document, unless the information specifically indicates that another date applies. Neither the delivery of this prospectus supplement, the accompanying prospectus, nor any sale of securities made under these documents, will, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus supplement, the accompanying prospectus, nor that the information contained or incorporated by reference is correct as of any time subsequent to the date of such information. You should assume that the information contained and incorporated by reference in this prospectus supplement, the accompanying prospectus is accurate only as of the date of the documents containing the information, unless the information specifically indicates that another date applies. Our business, financial condition, results of operations and prospects may have changed since those dates.
S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT
This prospectus supplement and the accompanying prospectus form part of an automatic shelf registration statement on Form S-3 that we filed with the U.S. Securities and Exchange Commission (the “SEC”) on July 10, 2023, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), using an automatic “shelf” registration process. This document contains two parts. The first part consists of this prospectus supplement, which provides you with specific information about this offering and also adds to and updates information contained in the accompanying prospectus. The second part consists of the accompanying prospectus, which provides more general information, some of which may not apply to this offering. Generally, when we refer only to the “prospectus,” we are referring to both parts combined, including the documents incorporated by reference herein and therein. This prospectus supplement may add, update, or change information contained in the accompanying prospectus. To the extent that any statement we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus, or any documents incorporated by reference, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus, including the documents incorporated by reference therein. Information in any document we subsequently file that is incorporated by reference shall modify or supersede the information in this prospectus supplement, the accompanying prospectus and documents incorporated by reference prior to such subsequent filing.
Unless otherwise mentioned or unless the context requires otherwise, throughout this prospectus supplement, the words “Ivanhoe,” “we,” “us,” “our” or the “Company” refer to Ivanhoe Electric Inc. and its consolidated subsidiaries, and all references to “$,” “U.S. Dollars” and “dollars” are to United States dollars, and references to “C$” are to Canadian dollars.
MARKET AND INDUSTRY DATA AND FORECASTS
This prospectus and the documents incorporated by reference herein may include market and industry data and forecasts that we have developed or extracted from independent research reports, publicly available information, various industry publications, other published industry sources or our internal data and estimates. Independent research reports, industry publications and other published industry sources generally indicate that the information contained therein was obtained from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. Although we believe that the publications and reports are reliable, we have not independently verified the data. Our internal data, estimates and forecasts are based on information obtained from trade and business organizations and other contacts in the markets in which we operate and our management’s understanding of industry conditions. Although we believe that such information is reliable, we have not had such information verified by any independent sources.
NOTICE REGARDING MINERAL DISCLOSURE
The technical report summary for our material project, the Santa Cruz project in Arizona, USA (the “Santa Cruz Project”) has been prepared in accordance with subpart 1300 of Regulation S-K - Disclosure by Registrants Engaged in Mining Operations, which governs disclosure for mining registrants (“S-K 1300”).
Inferred mineral resources are subject to uncertainty as to their existence and as to their economic and legal feasibility. The level of geological uncertainty associated with an inferred mineral resource is too high to apply relevant technical and economic factors likely to influence the prospects of economic extraction in a manner useful for evaluation of economic viability.
TRADEMARKS
This prospectus contains references to our trademarks and service marks and to those belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork, and other visual displays, may appear without the ® or ™ symbols, but in the case of our trademarks and trade names or those of our licensors, if any, such references are not intended to indicate in any way that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other entities’ trade names, trademarks, or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other entity.

PROSPECTUS SUPPLEMENT SUMMARY
The following summary of our business highlights certain of the information contained elsewhere in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information that may be important to you. You should carefully read this entire prospectus supplement and the accompanying prospectus, including any information incorporated by reference, which are described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” herein and therein. In particular, you should carefully consider the risks and uncertainties described under the heading “Risk Factors” in this prospectus supplement and in the accompanying prospectus, as well as those contained in the other documents incorporated by reference.
Our Company
We are a United States domiciled minerals exploration company with a focus on developing mines from mineral deposits principally located in the United States. We seek to support American supply chain independence by finding and delivering the critical metals necessary for electrification of the economy, with a focus on copper. We believe the United States is significantly underexplored and has the potential to yield major new discoveries of these metals.
We are committed to the sustainable development of our projects by embedding Environmental, Social and Governance (“ESG”) criteria in our decision-making framework from the earliest stages of project exploration and development. We continue to build upon our team’s strong ESG track record for leveraging best practices to establish Ivanhoe as a leader in the mining sector. Key considerations that will influence our decision making include, but are not limited to, using clean and renewable energy in our future mining operations, following best practices to meet health, safety and environmental standards, optimizing our water resources, protecting local cultural heritage and biodiversity, minimizing our environmental footprint, as well as ensuring workforce diversity and hiring from local communities. Most importantly, the minerals that are the focus of our exploration and development efforts play a critical role by supporting electrification and enabling the clean energy transition.
As of the date of this prospectus supplement, we consider our sole material mineral project to be the Santa Cruz Project in Arizona. The Santa Cruz Project is a copper exploration project situated in a prolific mining region that hosts some of the largest copper mines in the United States. The Santa Cruz Project encompasses 5,975 acres on private land and includes associated water rights. The Santa Cruz Project location provides excellent infrastructure, including access to rail, interstate highways, and electric transmission lines. The initial assessment for the Santa Cruz Project, completed in September 2023 (“Initial Assessment”), focuses on an underground copper mine with an estimated average of 5.5 million tonnes mined annually at full production, exclusively from the high-grade exotic, oxide and enriched domains of the Santa Cruz and East Ridge Deposits. The Initial Assessment estimates life of mine (“LOM”) copper production of 1.6 million tonnes over a 20-year mine life, with projected cash costs of $1.36 per pound of copper produced.
At the Santa Cruz Project, we are advancing environmental, technical, trade-off and economic studies for a copper mining operation incorporating leading technologies to improve efficiencies and costs. We are designing a technologically advanced mine that we expect to result in low carbon dioxide emissions per pound of copper produced and be a leading example of responsibly produced domestic copper.
Our other mineral projects in the United States include the Tintic Project, located in Utah (the “Tintic Project”), and the Hog Heaven Copper-Silver-Gold Project, located in Montana (the “Hog Heaven Project”). The Tintic Project is an exploration project located 95 kilometres (“km”) south of Salt Lake City in a historically significant silver producing district that also produced significant amounts of copper and gold. We own a majority of the surface land and mineral rights constituting the Tintic Project and we have option agreements in place to own the remaining surface land and mineral rights at the Tintic Project. The Hog Heaven Project is located on private land approximately 80 km south-southwest of the town of Kalispell, Montana. It is in the historical Hog Heaven District, which consists of several high-sulfidation epithermal mineral deposits and prospects, as well as several historical mines, including the Flathead Mine. We began drilling at the Hog Heaven Project in June 2023 and continued drilling through November 2024.
We also hold a portfolio of other exploration projects in the western United States, including projects in Arizona, Nevada, New Mexico and Montana.

For purposes of S-K 1300, we are defined as an exploration stage issuer because our properties are at the exploration stage and do not have any declared Mineral Reserves.
In 2023, we established an exploration joint venture (the “Joint Venture”) with the Saudi Arabian Mining Company (Ma’aden), which we refer to herein as “Ma’aden.” The Joint Venture is owned 50/50 by Ivanhoe and Ma’aden and has an initial term of five years, which may be extended up to 10 years upon mutual agreement of the parties. The Joint Venture operates through a limited liability company established under Saudi Arabian law named Ma’aden Ivanhoe Electric Exploration and Development Limited Company (“Saudi JVCo”). Ma’aden has made available approximately 48,500 km2 of land under an exploration license (or license application) within Saudi Arabia for exploration by the Joint Venture. We contributed $66.4 million of the proceeds from the sale of our common shares to Ma’aden to initially fund Saudi JVCo and the Joint Venture, and we provided Saudi JVCo with a royalty-free license to use Typhoon™ within Saudi Arabia for mineral exploration. The license will remain exclusive to the Joint Venture in Saudi Arabia and effective during the term of the Joint Venture. Saudi JVCo has purchased three new generation Typhoon™ units from the Company’s former parent, I-Pulse, all of which have now been delivered to the Joint Venture and are active in Saudi Arabia. The Joint Venture has also entered into a services agreement with Computational Geosciences Inc. (“CGI”), our 94% owned subsidiary, pursuant to which CGI is responsible for the supply of the services for the analysis of data and processing of the full spectrum of geophysical datasets produced by the Typhoon™ geophysical survey systems. The Joint Venture commenced exploration activities in November 2023 and announced its first mineral discovery in January 2025.
In 2024, we established an exploration alliance (“Exploration Alliance”) with a subsidiary of BHP Mineral Resources Inc. (“BHP”) to search for critical minerals in the United States. The Exploration Alliance Agreement sets out the framework for us (acting through a wholly owned subsidiary) and BHP to explore mutually agreed “Areas of Interest” (“AOIs”) in the United States to identify projects within those AOIs that may become 50/50 owned joint ventures. The initial AOIs are in Arizona, New Mexico, and Utah. The Exploration Alliance is for a term of three years, which may be extended. BHP (through a wholly owned subsidiary) will provide the initial funding of $15 million and any subsequent funding would be on a 50/50 basis. We will provide the Exploration Alliance with access to one of our new generation Typhoon™ units, as well as the machine learning algorithmic software and data inversion services of CGI. In January 2025, the Exploration Alliance announced that it was conducting its first survey using Typhoon™ geophysical survey systems at an area of interest in Arizona.
Our other mineral projects outside of the United States are the Alacran Project in Colombia (owned through our approximate 63% interest in publicly traded company Cordoba Minerals Corp.), the Ivory Coast Project (owned through our interest in publicly traded company Sama Resources Inc. and our 60% interest in a joint venture entity) in Ivory Coast, and the Pinaya Project in Peru.
In addition to our portfolio of mineral projects, we own, through a wholly-owned subsidiary, patents to a proprietary exploration technology known as Typhoon™. We also own a 94% controlling interest in a data inversion business, CGI. CGI was founded in 2010 to commercialize innovative technology developed at the University of British Columbia, Canada to improve and enhance mineral exploration.
The Typhoon™ technology allows us to cost effectively and efficiently generate geophysical models of large-scale mineral deposits to depths of up to one and a half kilometers or more. CGI software technology consists of sophisticated codes to process geophysical data and build three-dimensional (“3D”) subsurface models that could indicate the presence of various sulfide metals and minerals. Typhoon™ is capable of energizing large volumes of rock to complete larger surveys through a combination of high voltage up to 10 kV, high power up to 100 kW and high current up to 200 amps. Typhoon™ can and has been used successfully to accelerate and de-risk the exploration process, enabling a higher frequency of mineral discovery and lowering total exploration costs. Typhoon™ has proven to be an important exploration tool during its deployment at the Santa Cruz Project, the Tintic Project and in Saudi Arabia.
We also have interests in grid scale energy storage technology utilizing vanadium redox flow batteries. We own a 90% interest in VRB Energy Inc. (“VRB Energy”), which itself owns 100% of VRB USA Inc. (“VRB USA”), an Arizona-based developer of advanced grid-scale energy storage systems utilizing vanadium redox flow batteries for integration with renewable power sources. VRB Energy also has a 49% interest in VRB Energy System (Beijing) Co., Ltd, a joint venture in China (“VRB China Joint Venture”) with a subsidiary of privately held Shanxi Red Sun Co., Ltd. (“Red Sun”), which owns 51% of the VRB China Joint Venture. The VRB China Joint Venture manufactures, develops and sells vanadium redox flow batteries for Asian, African and Middle Eastern markets. The VRB China Joint Venture was established in October 2024 in a transaction pursuant to which it will receive an approximately $35 million capital increase from Red Sun in tranches to be received by the end of 2025. In addition, we, through VRB Energy, will receive $20 million from Red Sun in two tranches to be paid by June 30, 2025 (the “Red Sun Transaction”), which we intend to use to grow and advance VRB USA.
Our shares of common stock are listed on the NYSE American and the TSX under the ticker symbol “IE.”
Our principal executive offices are located at 450 E Rio Salado Parkway, Suite 130 Tempe, Arizona, United States and our telephone number is (480) 656-5821. Our website address is www.ivanhoeelectric.com. Information on, or accessible through, our website is not part of the prospectus of which this prospectus supplement forms a part, nor is such content incorporated by reference herein, and should not be relied upon in determining whether to make an investment in our securities.
For more information about our business, please see our most recent Annual Report on Form 10-K, as supplemented and updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we have filed or will file with the SEC, and in other documents which are incorporated by reference into this prospectus supplement and the accompanying prospectus.
Recent Developments
U.S. Exploration Activity Update
On January 6, 2025, the Company provided an update on exploration activities for the Company’s exploration projects in the United States, including the Santa Cruz Project in Arizona, the Hog Heaven Project in Montana, and the Tintic Project in Utah.
Santa Cruz Project Update
Exploration drilling in 2024 at the Santa Cruz Project focused on the Texaco deposit and the Southwest Exploration Area, with eight drill holes totaling approximately 8,700 meters completed. See Exploration Sampling Method and Table 1 below. Both drilling campaigns were guided by previous Typhoon™ surveys.
Recent assay results from Texaco drill holes SCC-242 and SCC-248, at the same 0.80% total copper cut-off grade used for the Texaco Mineral Resource Estimate (“MRE”), confirm the presence of copper mineralization on the northeastern and northwestern edge of the Texaco deposit.
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Hole SCC-242:   63.4 meters @ 1.70% total copper from 895.6 meters, including 25.7 meters @ 2.00% total copper from 897.4 meters.

•
Hole SCC-248:   10.0 meters @ 1.19% total copper from 859.0 meters, and 24.0 meters @ 1.06% total copper from 877.0 meters, and 6.0 meters @ 1.71% total copper from 916.0 meters.

•
Hole SCC-249:   35.6 meters @ 1.37% total copper from 923.4 meters, including 26.1 meters @ 1.56% total copper from 923.4 meters.

Exploration drilling in the Southwest Exploration Area included four drill holes. The Southwest Exploration Area was recognized after the Company drilled an anomaly generated by Typhoon™ and intersected sulfide copper mineralization under cover more than one kilometer southwest of the Santa Cruz deposit.
Drill hole SCC-236 was completed approximately 600 meters southwest of the southernmost extent of the currently defined MRE at the Santa Cruz Project. SCC-238 was collared 75 meters northeast of SCC-236. Using the Santa Cruz MRE total copper cut-off grade of 0.70%, no intercepts are reportable from drill hole SCC-236, and one intercept is reportable from SCC-238. However, below the 0.70% total copper cut-off grade, assay results confirm the presence of widespread copper mineralization.

Further exploration drilling in the Southwest Exploration Area will be considered after the results of recent three-dimensional seismic and ambient noise tomography surveys are processed and interpreted.
The deposits for the Santa Cruz Project are expected to have an updated MRE as part of the Santa Cruz Project Preliminary Feasibility Study expected to be completed by the end of the second quarter of 2025. Exploration drilling continues to demonstrate the potential for future expansion of the mineral resources at the Santa Cruz Project.
2024 Exploration Sampling Method and Table 1
Sample intervals are planned on a half meter to two-meter-long basis in areas with good drill recovery (>70% recovery), with two-meter-long samples being the most common. In areas of poor drill recovery (<70% recovery), sample intervals are planned from run block-to-run block, for a maximum length equivalent to the maximum length of a drill run (10.5-feet; 3.2-meters). If two drill runs occur back-to-back with poor recovery, they may be combined into a single sample if the total recovered length of either run is less than half of one meter. Sample labels are custom printed and follow the labeling convention of the Hole ID with a three-digit sample identifier (e.g., SCC-139_001). Sampling books utilize a unique six-digit unique identifier.
Samples collected in 2024 were cut lengthwise in half, using the NTT Coresaw™ brand diamond-bladed saw. Each sample consisted of one-half of the split drill core, which was placed in an 8mm thick 18” x 24” plastic sample bag labeled with the sample number and a sample tag affixed to the outside of the plastic bag. The plastic sample bags were then placed in super sacks on pallets for transport to the laboratory facility.
Table 1 below details the eight 2024 Santa Cruz exploration drillholes with number of samples, total length of samples/assays, total drillhole length, lithology, and key geologic properties.
2024 Exploration Drilling	Number of Samples/ Assays	Sum of Sample Lengths (m)	Total Drillhole Length (m)	Lithology (with increasing depth)	Target	Key Geologic Properties
SCC-236	162	282.65	1123.80	Whitetail Conglomerate, Oracle Granite, Diabase, Porphyry	Southwest Exploration Area	Intermittent intercepts of copper mineralization as secondary copper sulfides
SCC-238	134	243.52	1023.52	Whitetail Conglomerate, Basal Conglomerate, Oracle Granite, Diabase, Porphyry	Southwest Exploration Area	Exhibited copper mineralization at Typhoon geophysical target as secondary copper sulfides
SCC-242	159	307.71	1149.71	Gila Conglomerate, Whitetail Conglomerate, Apache Leap Tuff, Basal Conglomerate, Oracle Granite, Porphyry	Texaco Deposit	Validated mineralization on northeast limit of Texaco as primary and secondary copper sulfides
SCC-244	57	102.00	1167.38	Whitetail Conglomerate, Oracle Granite, Diabase, Porphyry	Southwest Exploration Area	Intermittent intercepts of copper mineralization as secondary copper sulfides
SCC-245	33	58.04	1114.04	Whitetail Conglomerate, Apache Leap Tuff, Mafic Conglomerate, Oracle Granite, Porphyry, Diabase	Texaco Deposit	Refined northeastern limit of Texaco mineralization
SCC-246	72	133.15	924.15	Whitetail Conglomerate, Oracle Granite, Porphyry	Southwest Exploration Area	Intermittent intercepts of copper mineralization as secondary copper sulfides
SCC-248	256	474.18	1091.18	Whitetail Conglomerate, Basal Conglomerate, Oracle Granite, Porphyry	Texaco Deposit	Extended Texaco mineralization north as secondary and primary sulfides

2024 Exploration Drilling	Number of Samples/ Assays	Sum of Sample Lengths (m)	Total Drillhole Length (m)	Lithology (with increasing depth)	Target	Key Geologic Properties
SCC-249	140	239.87	1104.29	Whitetail Conglomerate, Basal Conglomerate, Oracle Granite, Porphyry	Texaco Deposit	Validated mineralization on northeast limit of Texaco as primary and secondary copper sulfides
Grand Total	1,013	1,841.12	8,698.07
Other U.S. Exploration Projects
Exploration drilling at the Hog Heaven Project in Montana in 2024 included approximately 14,000 meters in eleven drill holes. Exploration efforts focused on identifying the extensions of shallow mineralization that characterized historical production near the Flathead Mine and exploring for porphyry systems in the Battle Butte Area associated with a deep Typhoon™-generated anomaly. Ivanhoe Electric’s exploration drill program at Hog Heaven Project in Montana has now completed a total of twenty-two drill holes totaling approximately 24,400 meters on the project.
Exploration drilling in the Flathead Mine area included drill holes HHD-012 through to HHD-016, which intersected broad intervals of epithermal-type low-grade precious metals-bearing polymetallic sulfide mineralization hosted in veins, breccia matrix fill, and disseminations. Results include: HHD-014, 82 meters at 0.63% copper, 0.32 g/t gold, and 37.8 g/t silver from 568 meters. Subsequent exploration focused on exploring porphyry copper systems. Initial drilling at the Battle Butte Area, HHD-017 through to HHD-022, has intersected a porphyry copper-gold-molybdenum system (“Battle Butte Porphyry”) associated with a large, 1,500 meters by 1,000 meters Typhoon™ conductivity anomaly at 1,200 meters depth. Results include: HHD-018: 286.0 meters @ 0.14% copper, 0.14 grams per tonne of gold, 0.01% molybdenum, and 1.70 grams per tonne of silver from 947.0 meters, including 97.9 meters @ 0.21% copper, 0.20 grams per tonne of gold, 0.01% molybdenum, and 2.79 grams per tonne of silver from 947.0 meters; Hole HHD-019: 680.0 meters @ 0.09% copper, 0.06 grams per tonne of gold, 0.02% molybdenum, and 0.96 grams per tonne of silver from 1,172.0 meters.
Current evidence suggests that the Battle Butte Porphyry system is open to the east and north, where the Typhoon™ anomaly remains untested at depth. Exploration in 2025 will continue to test the Battle Butte Porphyry, searching for higher-grade copper-gold zones and the presence of additional porphyry centers across the project. The Company has leased a further 4,925 acres of private surface and mineral rights at the Hog Heaven Project from a private owner, consolidating the district and providing additional access to areas prospective for porphyry systems.
Exploration drilling at the Tintic Project in 2024 included nearly 6,500 meters in five deep drill holes drilled in a continuous program from January to November. Drilling in 2024 focused on exploring the areas below the Mammoth Mine and deep Typhoon™ anomalies in the Mammoth Area. Exploration drilling and subsequent geological studies have provided valuable data used to refine our current geological understanding and inform future exploration efforts. Ivanhoe Electric’s exploration drill program at Tintic Project has now completed fifteen drill holes totaling approximately 17,800 meters since the commencement of drilling.
On January 16, 2025, the Company provided notice to Exiro Minerals USA Corp. of its election to terminate the earn-in agreement relating to the White Hills Project, which will be effective in February 2025. As a result, the Company will not earn or vest any interest in the White Hills Project.
Saudi Arabia Exploration Results
On January 13, 2025, the Company announced initial drill results from the Joint Venture with Ma’aden. The Joint Venture’s initial drill program focused on the Umm Ad Dabah prospect, near Ma’aden’s existing Al Amar gold-copper-zinc mine. The Joint Venture is using the Company’s advanced TyphoonTM geophysical surveying systems and CGI’s industry-leading inversion software to guide exploration activities. The Joint Venture’s first TyphoonTM survey covered 76 square kilometers near Ma’aden’s Al Amar gold-copper-zinc mine. It was completed in March 2024. Subsequent TyphoonTM surveys have covered an additional 162 square kilometers of the Al Amar exploration licenses. TyphoonTM surveys on the Al Amar Exploration License have covered 238 km2 to date with three TyphoonTM systems now operating across Saudi Arabia.
As part of the initial 76 square kilometer TyphoonTM survey and CGI inversion work, the Company identified two significant chargeability anomalies that span approximately 4.5 kilometers in length. The southern anomaly, beginning around 200 meters below the surface and extending beyond 1,000 meters in depth, has a strike length of 1.8 kilometers.
Exploration drilling commenced in August 2024, with a total of 5,490 meters drilled across eight completed holes. Three of the drill holes intersected copper mineralization in the southern anomaly, including: Hole UAD-005: 13.1 meters @ 1.31% copper and 4.5 grams per tonne of silver from 717.9 meters, and Hole UAD-006: 5.9 meters @ 0.79% copper and 1.9 grams per tonne of silver from 374.5 meters.
VRB Energy
On October 31, 2024, VRB Energy closed the transaction further described in our Form 8-K filed on October 15, 2024 and Form 10-Q for the quarter ended September 30, 2024, each incorporated by reference herein, relating to the VRB China Joint Venture, which created VRB China as a joint venture between VRB Energy and Red Sun. As of the date of this prospectus supplement, VRB holds a 49% interest in the VRB China Joint Venture. Using funds from the transaction, VRB Energy intends to grow and develop VRB USA as a separate Arizona-based vanadium redox battery business through a wholly-owned subsidiary of VRB Energy.
Samapleu Update
On March 21, 2024, Sama Resources Inc. announced an updated mineral resource estimate for main, extension, grata and sipilou sud deposits at the Samapleu and Grata project, with an effective date of March 21, 2024. On an in situ, 100% project basis, the estimates were:
Classification	Deposit	Tonne	Ni (‘000 lb)	Cu (‘000 lb)	Pt (oz)	Pd (oz)	Au (oz)	Co (‘000 lb)
Indicated	Main, Extension and Grata	19,407,000	112,300	100,000	64,700	199,800	24,700	7,200
Inferred	Main, Extension and Grata	99,499,000	544,700	514,600	302,000	928,300	166,400	32,500
Classification	Deposit	Tonne	Ni (%)	Cu (%)	Pt (g/t)	Pd (g/t)	Au (g/t)	Co (%)
Indicated	Main, Extension and Grata	19,407,000	0.26	0.23	0.10	0.32	0.04	0.02
Inferred	Main, Extension and Grata	99,499,000	0.25	0.23	0.09	0.29	0.04	0.01
Classification	Deposit	Tonne	Ni (%)	Co (%)	Ni (‘000 lb)	Co (‘000 lb)
Inferred	Sipilou Sud	2,095,000	1.75	0.05	80,827	2,309
On an in situ 69.1% attributable basis, taking into consideration our 60% ownership of Sama Nickel Corporation and our 22.7% ownership of Sama Resources Inc. (as at December 31, 2024), the estimates were:
Classification	Deposit	Tonne	Ni (‘000 lb)	Cu (‘000 lb)	Pt (oz)	Pd (oz)	Au (oz)	Co (‘000 lb)
Indicated	Main, Extension and Grata	13,410,237	77,599	69,100	44,708	138,062	17,068	4,975
Inferred	Main, Extension and Grata	68,753,809	376,388	355,589	208,682	641,455	80,432	22,458
Classification	Deposit	Tonne	Ni (%)	Co (%)	Ni (‘000 lb)	Co (‘000 lb)
Inferred	Sipilou Sud	1,447,645	1.75	0.05	55,851	1,595
Note:   Assumptions include NSR Cut-off grade of $16.34/t milled; long-term metal prices of $3.75/lb Cu, $8.70/lb Ni, $25.10/lb Co, $1,140/oz Pt, $1,300/oz Pd and $1,690/oz Au; mining costs of $1.68/t Saprolite, $2.26/t Fresh, $0.05/t incremental and $0.09/t sustaining capital, $13.02/t milled processing cost, $.3.32/t milled

G&A, treatment charge of $105/t Cu conc. and $346/t conc. Ni; and metallurgical recoveries varied based on concentration and grade.
Glen Kuntz, P.Geo., our non-independent qualified person, reviewed and confirmed that the mineral resource estimates satisfy S-K 1300 standards and remained accurate as of December 31, 2024.
Organizational Documents
Prior to our 2025 annual meeting of stockholders, our management intends to propose that our Board of Directors:
•
amend our bylaws (i) consistent with the Bylaw Voting Change described below, and (ii) to opt out of Arizona Corporate Takeover Laws, Arizona Revised Statutes 10-2701 et seq. to the fullest extent permitted by law; and

•
approve amendments to our certificate of incorporation that, if approved by our Board of Directors and by the requisite vote of our stockholders at our 2025 annual meeting of stockholders, would:

•
Reduce the affirmative vote of stockholders required for the stockholders to amend our bylaws from 66 2∕3% to a majority of the voting power of our stock (the “Bylaw Voting Change”); and

•
Reduce the affirmative vote of stockholders required to approve certain amendments to our certificate of incorporation from 66 2∕3% to a majority of the voting power of our stock.

There is no assurance that these amendments will be approved.

THE OFFERING
Units offered by us pursuant to this prospectus supplement
10,256,411 Units. Each Unit consists of one share of common stock and one Warrant. Units will not be issued or certificated. The shares of common stock and the Warrants are immediately separable and will be issued separately. Each Warrant is exercisable to purchase one Warrant Share at an exercise price of $7.00 per share for a period of 12 months following the closing date of this offering, subject to adjustment as described in “Description of Securities — Warrants to be Issued in this Offering.”
Option to purchase additional Units
We have granted the underwriters an option (the “Option”) to purchase up to an additional 1,538,461 Units (the “Additional Units”), comprised of 1,538,461 additional shares of our common stock (“Additional Shares”) and 1,538,461 additional Warrants (“Additional Warrants” and, together with the Additional Units and Additional Shares, the “Additional Securities”), representing 15% of the number of Units sold under the offering. The Option is exercisable in whole or in part at any time and from time to time up to 30 days after the date of this prospectus supplement. The Option may be exercised by the Underwriters in respect of: (i) Additional Units at the public offering price, less underwriting discounts and commissions; or (ii) Additional Shares at a price of $5.84 per Additional Share, less underwriting discounts and commissions; or (iii) Additional Warrants at a price of $0.01 per Additional Warrant, less underwriting discounts and commissions; or (iv) any combination of Additional Securities so long as the aggregate number of Additional Shares and Additional Warrants that may be issued under the Option does not exceed 1,538,461 Additional Shares and 1,538,461 Additional Warrants.
Common stock to be outstanding after this offering
131,026,857 shares of common stock (or 132,565,318 shares if the underwriters exercise their option to purchase additional Units in full), assuming no exercise of any Warrants issued in this offering, and before giving effect to any exercise of the Ma’aden Top-Up Right (as defined below). See “Ma’aden Top-Up Right” below and “Description of Capital Stock” in the accompanying prospectus.
Description of Warrants
The Warrants will have an exercise price of $7.00 per share, will be immediately exercisable and will expire on the 12 month anniversary of the initial closing date of the offering. This prospectus supplement also relates to the offering of shares of common stock issuable upon exercise of the Warrants.
Shares of common stock underlying the Warrants included in Units
10,256,411 shares (or 11,794,872 shares if the underwriters exercise their option in full).

Use of proceeds
We estimate that the net proceeds to us from this offering will be approximately $57 million, or approximately $66 million if the underwriters exercise their option in full, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, and assuming no exercise of any Warrants issued in this offering. We intend to use the net proceeds from this offering for a preliminary feasibility study on the Santa Cruz Project, land acquisition payments, drilling and other exploration activities and for other working capital and general corporate purposes. See “Use of Proceeds” of this prospectus supplement for additional information.
Limitations on beneficial ownership
Notwithstanding anything herein to the contrary, no holder will be permitted to exercise its Warrants if, after such exercise, such holder would beneficially own more than 4.99% of the shares of common stock then outstanding (provided, however, that if the holder (or a controlling affiliate of the holder)

is already subject to Section 16 of the Exchange Act of 1934, as amended (the “Exchange Act”) with respect to the Company’s common stock prior to giving effect to the Warrants, such limitation shall be 14.99% in lieu of 4.99%), subject to the right of the holder to increase such beneficial ownership limitation upon not less than 61 days prior notice provided that such limitation can never exceed 14.99% and such 61 day period cannot be waived.
Insider Participation
Our Executive Chairman Robert Friedland is expected to purchase up to approximately 816,667 Units in this offering.
Risk factors
You should read and consider the information set forth under the heading “Risk Factors” in this prospectus supplement and in the accompanying prospectus, together with the risk factors and cautionary statements described in our 2023 Annual Report on Form 10-K and the other documents, incorporated by reference herein, before deciding to invest in shares of our common stock and Warrants.
NYSE American and Toronto Stock Exchange Symbol
The trading symbol for our common stock is “IE.” There is no established public trading market for the Warrants, and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the Warrants on any national securities exchange or other nationally recognized trading system. Without an active trading market, we expect that the liquidity of the Warrants will be limited.
Ma’aden Top-Up Right
Ma’aden has a right to purchase additional shares of common stock to maintain its 9.9% stock ownership position in the event of any issuances of common stock by us (the “Ma’aden Top-Up Right”). Pursuant to the Ma’aden Top-Up Right, Ma’aden has the right to elect, within 20 business days after the closing of this offering, to subscribe for up to such number of shares of common stock, at a price based on the price of this offering, that will allow it to maintain its beneficial ownership of up to 9.9% of the outstanding shares of our common stock after giving effect to this offering and other dilutive issuances.
The number of shares that Ma’aden will have a right to purchase as a result of, and following the completion of, this offering will be 1,126,953 shares (or 1,295,996 shares if the underwriters exercise their option in full), plus 192,031 shares as a result of other dilutive issuances through February 10, 2025, assuming no exercise of any Warrants issued in this offering. If Ma’aden exercises the Ma’aden Top-Up Right in full, the number of shares to be outstanding after this offering and such exercise is expected to be 132,345,842 shares of common stock (or 134,053,346 shares if the underwriters exercise their option in full) and assuming no exercise of any Warrants issued in this offering.
The offering is not conditioned upon Ma’aden’s exercise of the Ma’aden Top-Up Right and any shares received by Ma’aden in the event of any such exercise of the Ma’aden Top Up Right would not be shares issued in connection with this offering. No assurance can be provided as to whether Ma’aden will or will not exercise the Ma’aden Top-Up Right.
The number of shares of common stock shown above to be outstanding immediately after this offering is based on 120,770,446 shares of common stock outstanding as of February 10, 2025 and excludes the following:
•
8,053,333 shares of common stock issuable pursuant to options outstanding as of February 10, 2025, at a weighted average exercise price of $9.62 per share;

•
up to 700,000 shares of common stock underlying outstanding restricted stock units (“RSUs”) granted as of February 10, 2025;

•
up to 53,944 shares of common stock underlying outstanding deferred share units (“DSUs”) granted as of February 10, 2025;

•
15,554,402 additional shares of common stock reserved for future issuance under our 2022 Long-Term Incentive Plan (the “2022 Plan”) as of February 10, 2025, as well as any automatic increases in the number of shares of our common stock reserved for future issuance under the 2022 Plan; and

•
up to 10,256,411 shares of common stock underlying the Warrants (or 11,794,872 shares if the underwriters exercise their option in full).

Except as otherwise noted, all information in this prospectus supplement excludes any purchases by Ma’aden of any shares of common stock as a result of this offering or otherwise pursuant to the Ma’aden Top-Up Right. Unless specifically stated otherwise, all information in this prospectus supplement assumes no exercise of the Warrants purchased in this offering.
In addition, this prospectus supplement assumes no share payments made pursuant to our agreement with DRH Energy, Inc. (“DRHE”), which contemplates potential payments to DRHE of $0.015 per excess pound of copper, if we commence commercial mining operations at the Santa Cruz Project and the copper reserves or production exceed two billion pounds. We have granted DRHE the right to elect to receive such payments in shares of our common stock at a 10% discount to the 5-day volume weighted average price, subject to stock exchange rules.
Except as otherwise noted, all information in this prospectus supplement assumes no exercise of the underwriters’ option to purchase Additional Securities.

RISK FACTORS
Investing in shares of our common stick involves a high degree of risk. The following risk factors and other information included in this prospectus supplement should be carefully considered. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we presently deem less significant may also impair our business operations. You should carefully consider the risks described below, as well as those contained in the accompanying prospectus, our most recent Form 10-K annual report, and the other documents incorporated by reference, before deciding whether to invest in the Units. If any of the following risks occur, our business, financial condition, results of operations and future growth prospects could be materially and adversely affected. In any such case, the trading price of our common stock could decline, and you could lose all or part of your investment. See “Cautionary Statement Regarding Forward-Looking Statements.”
Risks Relating to this Offering
There is no public market for the Warrants being offered by us in this offering.
There is no established public trading market for the Warrants being sold in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the Warrants on any securities exchange or recognized trading system. Without an active market, the liquidity of the Warrants will be limited.
Holders of the Warrants will have no rights as common stockholders until they acquire our common stock.
Prior to the exercise of any Warrants to purchase common stock, holders of the Warrants will not have any of the rights of holders of our common stock, including voting rights; however, the holders of the Warrants will have certain rights to participate in distributions or dividends paid on our common stock to the extent set forth in the Warrants. Upon exercise of your Warrants, you will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.
The Warrants are speculative in nature. You may not be able to recover your investment in the Warrants, and the Warrants may expire worthless.
Following this offering, the market value of the Warrants, if any, is uncertain and there can be no assurance that the market value of the Warrants will equal or exceed their offering price. In addition, there can be no assurance that the market price of our common stock will equal or exceed the exercise price of the Warrants for a sustained period of time or at all and, consequently, it may not ever be profitable for holders of the Warrants to exercise the Warrants.
We have broad discretion as to the use of proceeds from this offering and may not use the proceeds effectively.
Our management will retain broad discretion as to the allocation of the proceeds and may spend these proceeds in ways in which you may not agree. We intend to use the net proceeds from this offering for a preliminary feasibility study on the Santa Cruz Project, land acquisition payments, drilling and other exploration activities and for other working capital and general corporate purposes. See “Use of Proceeds” for additional information. Our management will have considerable discretion in the application of the net proceeds, including redirecting funds as exploration progresses, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The failure of our management to apply these funds effectively could result in unfavorable returns and uncertainty about our prospects, each of which could cause the price of our common stock to decline.
You will experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future.
If you purchase Units in this offering, you will incur immediate and substantial dilution in the amount of $3.42 per share (or $3.38 per share if the underwriters exercise their option in full), not including the shares of common stock issuable upon the exercise of the Warrants, because the public offering price of $5.85 per Unit is substantially higher than the as-adjusted net tangible book value per share of our outstanding common stock as of September 30, 2024. You may also experience additional dilution after this offering in the event that the Warrants sold in this offering are exercised or on any future equity issuances, including the issuance of common stock in connection with our equity incentive plans, or pursuant to any exercise of the Ma’aden Top-Up Right. To the extent we raise additional capital by issuing equity securities, our stockholders will experience substantial additional dilution. See “Dilution” for additional information.
You may experience future dilution as a result of future equity offerings.
In order to raise additional capital, we expect to offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock in the future. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per Unit paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights, preferences and privileges superior to existing stockholders, including investors who purchase shares of common stock or Warrants in this offering. The price per share at which we sell additional shares of our common stock or other securities convertible into or exchangeable for our common stock in future transactions may be higher or lower than the price per Unit in this offering. If we sell common stock or other securities convertible into or exchangeable for our common stock in subsequent transactions, our investors’ holdings may be materially diluted.
Future sales of our common stock in the public market could cause our common stock price to fall.
Our common stock price could decline as a result of sales of a large number of shares of common stock after this offering or the perception that these sales could occur. These sales, or the possibility that these sales may occur, might also make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate.
All shares of common stock (including the shares of common stock issuable upon the exercise of the Warrants) expected to be sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless held by our “affiliates” as defined in Rule 144 under the Securities Act. The resale of certain of our outstanding shares of common stock following this offering is currently prohibited or otherwise restricted as a result of securities law provisions or lock-up agreements entered into by certain of our stockholders with the underwriters in connection with this offering. However, subject to applicable securities law restrictions, these shares will be able to be sold in the public market beginning 91 days after the date of this prospectus supplement. See “Underwriting.”
If securities or industry analysts either do not publish research about us or publish inaccurate or unfavorable research about us, our business or our market, or if they change their recommendations regarding our common stock adversely, the trading price or trading volume of our common stock could decline.
The trading market for our common stock will be influenced in part by the research and reports that securities or industry analysts may publish about us, our business, our market, or our competitors. If one or more of these analysts initiate research with an unfavorable rating or downgrade our common stock, provide a more favorable recommendation about our competitors or publish inaccurate or unfavorable research about our business, our common stock price would likely decline. If any analyst who may cover us were to cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the trading price or trading volume of our common stock to decline.
Ma’aden holds certain top-up rights that could lead to further dilution or adversely affect our stock price.
We have granted Ma’aden the Ma’aden Top-Up Right to purchase additional shares of common stock to maintain its 9.9% stock ownership position in the event of any issuances of common stock by us. Ma’aden may exercise this right each time we issue shares (or securities convertible into shares) for cash as part of an equity financing transaction, which includes this offering, and in certain other circumstances. In the event that Ma’aden does not exercise the Ma’aden Top-Up Right, the ownership threshold for purposes of Ma’aden Top-Up Right will be reduced to its ownership level after giving effect to the dilutive issuance. The Ma’aden Top-Up Right will expire on the earlier of (i) July 6, 2028 (being five years from the date of completion of Ma’aden’s initial investment in us) (the “Initial Period”), but only if within such five-year period Ma’aden has (a) failed on two separate occurrences to exercise in full the Ma’aden Top-Up Right, or (b) Ma’aden has sold, transferred or otherwise disposed of any of shares of our common stock (other than to an affiliate or to the

Public Investment Fund of the Kingdom of Saudi Arabia (the “PIF”)); (ii) the first day following the Initial Period on which Ma’aden sells, transfers or otherwise disposes of any of our shares of common stock (other than to an affiliate or to the PIF); and (iii) three years after the Initial Period.
To the extent the Ma’aden Top-Up Right is exercised, such exercise would cause further dilution to purchasers in this offering. No assurance can be provided as to whether Ma’aden will or will not exercise the Ma’aden Top-Up Right. Any decision by Ma’aden not to exercise Ma’aden Top-Up Right could adversely affect the price of our common stock.
Risks Relating to Our Operations
There is no assurance that Red Sun will satisfy its payment obligations to the VRB China Joint Venture and to us in full or in a timely manner.
Pursuant to the Red Sun Transaction, we, through VRB Energy, are entitled to receive $20 million in cash from Red Sun payable in two equal tranches, which we plan to use for the growth and advancement of VRB USA. The Chinese RMB equivalent of the first tranche was paid at closing into a bank account in China that is jointly controlled by VRB Energy and Red Sun, as is required under Chinese law. The transfer of those jointly controlled funds to a bank account outside of China required several Chinese regulatory approvals, all of which have now been received. The second tranche is payable by June 30, 2025. The VRB China Joint Venture is also entitled to receive approximately $35 million in tranches to be received by the end of 2025, of which $12.5 million was paid following the closing of the transaction. There can be no assurance that Red Sun will satisfy its remaining payment obligations to VRB China Joint Venture or to us in full or in a timely manner. Any delay, reduction or failure to make these payments could have an adverse effect on the business of the VRB China Joint Venture and our plans for VRB USA.
We will require substantial capital investment in the future, and our inability to raise adequate capital could affect our ability to continue as a going concern.
We will require significant funding to continue our operations and advance our projects through exploration and, if a construction decision is reached, the construction and operation of potential future mines. Our ability to raise additional capital, on timely and favorable terms or at all, will depend on various factors, including macroeconomic conditions, future commodity prices, our exploration success, and market conditions. If these factors deteriorate, our ability to raise capital to fund ongoing operations and business activities could be significantly impacted. If we cannot obtain adequate additional financing, we may have to substantially curtail our exploration and development activities or sell assets, which could materially and adversely affect our business plan. Inadequate financial resources could also raise substantial doubt about our ability to continue as a going concern.
Recent tariff announcements and other developments in international trade policies and regulations could adversely affect our operations and outlook.
As a U.S.-based mining company with operations internationally, including operations and business activities in various countries including Canada and China, we are sensitive to changes in international trade policies and regulations. On February 1, 2025, the U.S. President signed an executive order imposing 25% tariffs on most goods imported from Mexico and Canada (energy products from Canada are set to face a lesser 10% tariff) and a 10% additional tariff on all goods from China, scheduled to take effect on February 4, 2025. The White House stated the actions aim to advance U.S. priorities on immigration and drug trafficking, though specific goals for lifting the tariffs are unspecified. Since the initial announcement, events have unfolded rapidly. On February 3, 2025, Canada announced the imposition of 25% tariffs on a range of U.S. products effective February 4, 2025. On February 3, 2025, the U.S. and Mexico, and the U.S. and Canada, announced deals to delay the imposition of U.S. tariffs involving those respective countries by one month. We are unable to predict the ultimate result and duration of any tariff actions by the U.S. government, or countermeasures that may be taken by other nations.
We cannot assure you that the imposition of tariffs or other changes in trading policies, potential trade wars, or uncertainties in international trading policies and regulations will not adversely impact our operations, particularly given our presence across multiple jurisdictions. If such tariffs apply to, or new tariffs may be imposed on, products or equipment we may need to source and import from among the countries mentioned above, or any countries which are or may become in the future subject to any increased tariffs, our costs could increase accordingly. For example, VRB USA anticipates importing equipment and electrolyte from China, and these tariffs are expected to increase VRB USA’s costs. Any further increases in tariffs imposed on products imported from China could result in additional cost increases for VRB USA. Tariffs could have a general inflationary effect, which could increase the cost of our U.S. exploration activities. If we decide to develop our U.S. mineral properties in the future, tariffs could increase our development costs and capital expenditures, which may affect the projected economics of our projects.
Recent tariff actions have resulted in market uncertainty and volatility. Continued market uncertainty or volatility, or any broader economic challenges resulting from adverse developments in internal trade policies, could adversely affect the price of our stock, our ability to raise additional capital or the prices of the metals that we hope to produce, should we develop any of our mineral projects.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus supplement and the accompanying prospectus contain “forward-looking statements.” Those statements include, but are not limited to, statements with respect to: the closing of this offering and the timing thereof, the use of proceeds of this offering; the potential exercise of the Ma’aden Top-Up Right, estimated calculations of mineral reserves and resources and economic analysis and projections relating to our properties including changes thereto, anticipated results and timing of exploration activities, timing of studies for advancing or developing our properties, plans and objectives, including for growing and advancing our vanadium redox flow battery business in the United States, industry trends, our requirements for additional capital, treatment under applicable government regimes for permitting or attaining approvals, government regulation, environmental risks, title disputes or claims, synergies of potential future acquisitions, results of any litigation or suits to which we or our subsidiaries are a party and our or our subsidiaries’ strategies for handling such matters, and our anticipated uses of the net proceeds from this offering and other offerings. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “could,” “should,” “would,” “achieve,” “budget,” “scheduled,” “forecasts,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements may include projections of our future financial performance, our anticipated growth strategies and anticipated trends in our industry. All forward-looking statements speak only as of the date on which they are made. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions concerning future events that are difficult to predict. Therefore, actual future events or results may differ materially from these statements. We believe that the factors that could cause our actual results to differ materially from those expressed or implied by forward-looking statements include the following:
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any inability to complete this offering;

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our broad discretion in the use of proceeds of this offering;

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our mineral projects are all at the exploration stage and are subject to the significant risks and uncertainties associated with mineral exploration;

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we have no mineral reserves, other than at the San Matias project;

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we have a limited operating history on which to base an evaluation of our business and prospects;

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we depend on our material projects for our future operations;

•
our mineral resource and reserve calculations and economic projections relating to our properties are only estimates;

•
actual capital costs, operating costs, production and economic returns at any future mine may differ significantly from those we have anticipated;

•
the title to some of the mineral properties may be uncertain or defective;

•
our business is subject to changes in the prices of copper, gold, silver, nickel, cobalt, vanadium and platinum group metals;

•
we have claims and legal proceedings against one of our subsidiaries;

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our business is subject to significant risk and hazards associated with future mining operations;

•
we may fail to identify attractive acquisition candidates or joint ventures with strategic partners or be unable to successfully integrate acquired mineral properties;

•
we may fail to successfully manage joint ventures and are reliant on our joint venture partners to comply with their obligations;

•
our business is extensively regulated by the United States and foreign governments as well as local governments;

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we and the VRB China Joint Venture may not receive the anticipated payments from Red Sun in connection with the VRB China Joint Venture transaction in full or in a timely manner;

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we may not have sufficient cash and cash equivalents to maintain our planned operations and may be unable to raise adequate additional capital through equity financings or other means on favorable terms or at all;

•
the requirements that we obtain, maintain and renew environmental, construction and mining permits are often a costly and time-consuming process;

•
our non-U.S. operations are subject to additional political, economic and other uncertainties not generally associated with domestic operations;

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our activities may be hindered, delayed or have to cease as a result of climate change effects, including increased and excessive heating and the potential for forest fires at many of our properties; and

•
our operations may be impacted by public health emergencies, pandemics, epidemics, or similar events, including impacts to the availability of our workforce, government orders that may require temporary suspension of operations, and the global economy.

You should carefully consider these risks, as well as the additional risks described in the documents incorporated by reference herein. We also operate in a very competitive and rapidly changing environment. New risks emerge from time to time and it is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in, or implied by, any forward-looking statements.
These factors should not be construed as exhaustive and should be read in conjunction with the risks described under the heading “Risk Factors” in this prospectus supplement and the accompanying prospectus, our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K incorporated by reference herein. Important factors that could cause actual results to differ materially from our expectations, or cautionary statements, are disclosed under “Risk Factors” in this prospectus supplement, the accompanying prospectus and our most recent Annual Report on Form 10-K. These risks and uncertainties, as well as other risks of which we are not aware or which we currently do not believe to be material, may cause our actual future results to be materially different than those expressed in our forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. We do not undertake any obligation to make any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus supplement or to reflect the occurrence of unanticipated events, except as required by law.

USE OF PROCEEDS
We estimate that we will receive net proceeds from the issuance and sale of the Units in this offering of approximately $57 million (or approximately $66 million if the underwriters’ option is exercised in full), after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us and excluding the proceeds, if any, from the exercise of the Warrants issued pursuant to this offering. Assuming all of the Warrants issued in this offering were cash exercised in full at the exercise price of $7.00 per share, we estimate that we would receive additional net proceeds of approximately $72 million (or approximately $83 million if the underwriters’ option is exercised in full). We cannot predict when or if the Warrants will be exercised, and it is possible that the Warrants may expire and/or never be exercised.
We intend to use the net proceeds from this offering for a preliminary feasibility study on the Santa Cruz Project, land acquisition payments, drilling and other exploration activities and for other working capital and general corporate purposes, as follows:
In Millions
Santa Cruz Project
Preliminary Feasibility Study & Detailed Engineering, Permitting, and Long-Lead Items	$20
Land Acquisition Payments(1)	$15
Other Mineral Projects
US Exploration Projects and Generative Activities	$10
Total Mineral Projects	$45
General, Administrative and Corporate Costs and Working Capital	$12
Total Uses of Funds	$57

(1)
Includes $15 million payable pursuant to the secured promissory note that we issued in May 2023 to the seller of certain Santa Cruz Project land and water rights, the terms of which are described in the Form 10-K filed on February 26, 2024 (the “Santa Cruz Promissory Note”).

Our expected use of proceeds from this offering represents our current intentions based on our present plans and business condition. As of the date of this prospectus supplement, we cannot predict with certainty all of the particular uses for the proceeds to be received upon the completion of this offering or the amounts that we will actually spend on the uses set forth above.
Pending the use of the net proceeds, we may invest the proceeds in interest-bearing, investment-grade securities, certificates of deposit or government securities.

DIVIDEND POLICY
We have never declared or paid any cash dividends on our capital stock. We do not intend to pay any dividends in the foreseeable future and currently intend to retain all future earnings to finance our business. Any determination to pay dividends to holders of our common stock in the future will be at the discretion of our Board of Directors and will depend upon such factors as our earnings, capital requirements, requirements under the Delaware General Corporation Law and other factors that our Board of Directors deems relevant.

DESCRIPTION OF SECURITIES
Common Stock
The material terms of our common stock are described under the heading “Description of Capital Stock” in the accompanying base prospectus.
Warrants to be Issued in this Offering
The following is a brief summary of certain terms and provisions of the Warrants that are being offered hereby. This summary is subject to and qualified in its entirety by the form of Warrant and the form of warrant agent agreement between us and Computershare Inc. and Computershare Trust Company N.A., which will be filed with the SEC as an exhibit to a Current Report on Form 8-K in connection with this offering and incorporated by reference into the registration statement of which this prospectus supplement and the accompanying base prospectus form a part. Prospective investors should carefully review the terms and provisions of the form of Warrant and form of warrant agent agreement for a complete description of the terms and conditions of the Warrants.
The Warrants to be issued will have an initial exercise price per share equal to $7.00. Each Warrant will be exercisable from its date of issuance and at any time up to the date that is 12 months after the initial closing date of this offering. A holder shall have no right to exercise any portion of a Warrant, to the extent that, after giving effect to such exercise, such holder, together with such holder’s affiliates, and any persons acting as a group together with such holder or any such affiliate, would beneficially own in excess of 4.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of the shares of common stock upon such exercise; provided, however, that if the holder (or a controlling affiliate of the holder) is already subject to Section 16 of the Exchange Act with respect to the Company’s common stock prior to giving effect to the Warrants, such limitation shall be 14.99% in lieu of 4.99%, subject to the right of the holder to increase such beneficial ownership limitation upon not less than 61 days prior notice provided that such limitation can never exceed 14.99% and such 61 day period cannot be waived. Beneficial ownership of the holder and its affiliates will be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder. Holders of Warrants who are subject to such beneficial ownership limitation are and will remain responsible for ensuring their own compliance with Regulation 13D-G promulgated under the Exchange Act, consistent with their individual facts and circumstances. In addition, pursuant to Rule 13d-3(d)(1)(i) promulgated under the Exchange Act, any person who acquires such Warrants with the purpose or effect of changing or influencing the control of our Company, or in connection with or as a participant in any transaction having such purpose or effect, immediately upon such acquisition will be deemed to be the beneficial owner of the underlying common stock.
The Warrants are exercisable for cash or, solely in the absence of an effective registration statement or prospectus, by cashless exercise, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the Warrant. No fractional shares will be issued upon the exercise of a Warrant. As to any fraction of a share which the holder would otherwise be entitled to purchase upon such exercise, we will, at our election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price or round down to the next whole share.
The exercise price of the Warrants is subject to adjustment (but not below the par value of our common stock) in the case of stock dividends or other distributions on shares of common stock or any other equity or equity equivalent securities payable in shares of common stock, stock splits, stock combinations, reclassifications or similar events affecting our common stock, and also, subject to limitations, upon any distribution of assets, including cash, stock or other property to our stockholders.
In addition, if we effect a fundamental transaction, then upon any subsequent exercise of the warrants, the holder thereof shall have the right to receive, for each share of common stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of the successor’s or acquiring corporation’s common stock or of our common stock, if we are the surviving corporation, and any additional consideration receivable as a result of such fundamental transaction by a holder of the number of shares of common stock into which the Warrants are exercisable immediately prior to such fundamental transaction. A fundamental transaction means: (i) our merger or consolidation with or into another entity, (ii) any sale or other disposition of all or substantially all of our assets in one transaction or a series of related transactions, (iii) any tender offer or exchange offer allowing holders of our common stock to tender or exchange their shares for cash, property or securities, and has been accepted by the holders of 50% or more of the outstanding common stock (iv) any reclassification of our common stock or any compulsory share exchange by which common stock is effectively converted into or exchanged for other securities, cash or property, or (v) consummation of a stock or share purchase agreement or other business combination with another person whereby such other person acquires more than 50% of the outstanding shares of common stock. Any successor to us or surviving entity shall assume the obligations under the Warrants and shall, at the option of the holder, deliver to the holder in exchange for the Warrant a security of the successor entity which is exercisable for a corresponding number of shares of capital stock of such successor entity equivalent to the shares of common stock acquirable and receivable upon exercise of the Warrant prior to such fundamental transaction, and with an exercise price which applies the exercise price under the Warrant to such shares of capital stock (but taking into account the relative value of the shares of common stock pursuant to such fundamental transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of the Warrant immediately prior to the consummation of such fundamental transaction).
Prior to the exercise of any Warrants to purchase common stock, holders of the Warrants will not have any of the rights of holders of the common stock purchasable upon exercise, including voting rights; however, the holders of the Warrants will have certain rights to participate in distributions or dividends paid on our common stock to the extent set forth in the Warrants.
The provisions of the Warrants may be amended as a single class if we have obtained the written consent of holders representing not less than two-thirds of the shares of our common stock then exercisable under the warrants collectively (in which case such amendments shall be binding on all holders of Warrants). However, the number of shares of our common stock exercisable, the exercise price or the exercise period may not be amended without the written consent of the holder of each such warrant. The Warrants are governed by New York law and if either party commences an action, suit or proceeding to enforce any provisions of the Warrants, other than pursuant to federal securities laws, then the prevailing party in such action, suit or proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.
The Warrants will be issued in book-entry form under a warrant agent agreement between Computershare Inc. and Computershare Trust Company N.A., as warrant agent, and us, and shall initially be represented by one or more book-entry certificates deposited with The Depository Trust Company, or DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC. There is no established public trading market for the Warrants, and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the Warrants on any national securities exchange or other nationally recognized trading system. Without an active trading market, we expect that the liquidity of the Warrants will be limited.

CAPITALIZATION
The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2024:
•
on an actual basis; and

•
on an as adjusted basis giving effect to the sale and issuance by us of 10,256,411 Units at a public offering price of $5.85 per Unit after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, assuming no exercise by the underwriters of their option. Solely for purposes of these calculations, no value has been attributed to the Warrants included in the Units.

You should read this table along with our management’s discussion and analysis of financial condition and results of operations for the three and nine months ended September 30, 2024 and our unaudited consolidated financial statements and related notes for the three and nine months ended September 30, 2024, as well as the other financial information incorporated by reference in this prospectus supplement and the accompanying prospectus.
	As of September 30, 2024
	Actual	As adjusted
	(In thousands)
Cash and cash equivalents(1)	$81,073	$126,192
Liabilities:
Current liabilities	$41,931	$41,931
Non-current liabilities	$73,246	$61,165(2)
Total liabilities	$115,177	$103,096
Stockholders’ equity:
Common stock, par value $0.0001; 700,000,000 shares authorized; 120.4 million shares issued and outstanding as of September 30, 2024, actual; 130.7 million shares outstanding, as adjusted	$12	$13
Additional paid-in-capital	$799,516	$856,715
Accumulated deficit	$(547,034)	$(547,034)
Accumulated other comprehensive income	$(2,420)	$(2,420)
Non-controlling interests	$10,177	$10,177
Total equity	$260,251	$317,451
Total Capitalization	$375,428	$420,547

(1)
As of December 31, 2024, we had approximately $41.0 million of cash and cash equivalents. Of the total cash and cash equivalents as of December 31, 2024, approximately $11.2 million was not available for the general corporate purposes of the Company as these amounts were held by non-wholly-owned subsidiaries.

(2)
As of September 30, 2024, non-current liabilities included $36.2 million payable pursuant to the Santa Cruz Promissory Note. An amount of $12.1 million of principal, plus interest, is due to be repaid in November 2025 and is included in the use of proceeds of this offering.

The number of shares of common stock outstanding and related information in the table above excludes the following:
•
8,138,730 shares of common stock issuable pursuant to options outstanding as of September 30, 2024, at a weighted average exercise price of $9.63 per share;

•
up to 1,100,000 shares of common stock underlying outstanding RSUs granted as of September 30, 2024;

•
up to 53,944 shares of common stock underlying outstanding DSUs granted as of September 30, 2024;

•
8,991,096 additional shares of common stock reserved for future issuance under the 2022 Plan as of September 30, 2024, as well as any automatic increases in the number of shares of our common stock reserved for future issuance under the 2022 Plan; and

•
up to 10,256,411 shares of common stock underlying the Warrants (or 11,794,872 shares if the underwriters exercise their option in full).

Except as otherwise noted, all information in this prospectus supplement excludes any purchases by Ma’aden of any shares of common stock as a result of this offering or otherwise pursuant to the Ma’aden Top-Up Right. The number of shares that Ma’aden will have a right to purchase as a result of this offering will be 1,126,953 shares (or 1,295,996 shares if the underwriters exercise their option in full), assuming no exercise of any Warrants issued in this offering, plus any additional shares it has a right to purchase as a result of other dilutive issuances. Unless specifically stated otherwise, all information in this prospectus supplement assumes no exercise of the Warrants purchased in this offering.
In addition, this prospectus supplement assumes no share payments made pursuant to our agreement with DRHE, which contemplates potential payments to DRHE of $0.015 per excess pound of copper, if we commence commercial mining operations at the Santa Cruz Project and the copper reserves or production exceed two billion pounds. We have granted DRHE the right to elect to receive such payments in shares of our common stock at a 10% discount to the 5-day volume weighted average price, subject to stock exchange rules.

DILUTION
Dilution represents the difference between the amount per share of common stock paid by purchasers of shares of common stock in this offering and the as-adjusted net tangible book value per share of our common stock immediately after this offering.
The discussion and table below assume no exercise of the Warrants sold in this offering. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. If any of the Warrants issued in this offering is exercised, or we raise additional capital through the sale of equity or convertible debt securities, you will experience further dilution. Solely for the purposes of these calculations, no value has been attributed to the Warrants.
The data in this section are derived from our balance sheet as of September 30, 2024. Net tangible book value per share of common stock is equal to our total tangible assets less the amount of our total liabilities, divided by the sum of the number of shares of common stock outstanding as of September 30, 2024, excluding shares of common stock underlying outstanding options, RSUs and DSUs. Our net tangible book value as of September 30, 2024 was $260.2 million, or $2.16 per share of common stock.
We present dilution on a pro forma as-adjusted basis to give effect to our receipt of the estimated net proceeds from the sale of shares of our common stock in this offering, based on a public offering price of $5.85 per Unit and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, assuming no exercise of the Warrants issued in this offering. On a pro forma as-adjusted basis, our net tangible book value as of September 30, 2024 would have been $317.4 million, or $2.43 per share of common stock. This represents an immediate increase in pro forma as-adjusted net tangible book value to existing stockholders of $0.27 per share of common stock and immediate dilution in pro forma as-adjusted net tangible book value to purchasers of Units in this offering of $3.42 per share of common stock. The following table illustrates this dilution per share of common stock:
Public offering price per Unit		$5.85
Net tangible book value per share of common stock as of September 30, 2024	$2.16
Increase in pro forma net tangible book value per share of common stock attributable to purchasers of shares of common stock in this offering	$0.27
Pro forma as-adjusted net tangible book value per share of common stock immediately after this offering		$2.43
Dilution per share of common stock to purchasers of Units in this offering		$3.42
If the underwriters fully exercise their option to purchase additional Units, the pro forma as-adjusted net tangible book value after this offering would increase by approximately $0.04 per share of common stock, and the dilution would decrease by approximately $0.04 per share of common stock to purchasers of Units in this offering, assuming no exercise of the Warrants sold in this offering.
The number of shares of common stock shown above to be outstanding immediately after this offering is based on the 120,442,732 shares of common stock outstanding as of September 30, 2024 and excludes the following:
•
8,138,730 shares of common stock issuable pursuant to options outstanding as of September 30, 2024, at a weighted average exercise price of $9.63 per share;

•
up to 1,100,000 shares of common stock underlying outstanding RSUs granted as of September 30, 2024;

•
up to 53,944 shares of common stock underlying outstanding DSUs granted as of September 30, 2024;

•
8,991,096 additional shares of common stock reserved for future issuance under the 2022 Plan as of September 30, 2024, as well as any automatic increases in the number of shares of our common stock reserved for future issuance under the 2022 Plan; and

•
up to 10,256,411 shares of common stock underlying the Warrants (or 11,794,872 shares if the underwriters exercise their option in full).

Except as otherwise noted, all information in this prospectus supplement excludes any purchases by Ma’aden of any shares of common stock as a result of this offering or otherwise pursuant to the Ma’aden Top-Up Right. The number of shares that Ma’aden will have a right to purchase as a result of this offering will be 1,126,953 shares (or 1,295,996 shares if the underwriters exercise their option in full, assuming no exercise of any Warrants issued in this offering), plus any additional shares it has a right to purchase as a result of other dilutive issuances. Unless specifically stated otherwise, all information in this prospectus supplement assumes no exercise of the Warrants purchased in this offering.
In addition, this prospectus supplement assumes no share payments made pursuant to our agreement with DRHE, which contemplates potential payments to DRHE of $0.015 per excess pound of copper, if we commence commercial mining operations at the Santa Cruz Project and the copper reserves or production exceed two billion pounds. We have granted DRHE the right to elect to receive such payments in shares of our common stock at a 10% discount to the 5-day volume weighted average price, subject to stock exchange rules.

UNDERWRITING
We are offering the Units described in this prospectus supplement and the accompanying prospectus through the underwriters named below. BMO Capital Markets Corp. (“BMO”) is acting as sole book-running manager of this offering and as the representative of the underwriters. We have entered into an underwriting agreement with the representative, on behalf of the underwriters. Subject to the terms and conditions of the underwriting agreement, each of the underwriters has severally agreed to purchase the number of Units listed next to its name in the following table.
Underwriter	Number of Units
BMO Capital Markets Corp.	10,256,411
Total	10,256,411
The offering is being made concurrently in the United States and in each of the provinces and territories in Canada, other than Québec. The Units will be offered in the United States through those underwriters who are registered to offer the Units for the sale in the United States and such other registered dealers as may be designated by the underwriters. Subject to applicable law, the underwriters, or such other registered dealers or other entities outside the United States and Canada that are affiliates of the underwriters as may be designated by the underwriters, may offer the Units outside of the United States and Canada.
The underwriting agreement provides for a firm commitment underwriting, and the underwriters must buy all of the Units if they buy any of them. However, the underwriters are not required to pay for the Units covered by the underwriters’ option to purchase additional securities described below. In Canada, the Units are to be taken up by the underwriters, if at all, on or before a date not later than 42 days after the date of this prospectus supplement.
The Units are offered subject to a number of conditions, including:
•
receipt and acceptance of our common stock and Warrants by the underwriters; and

•
the underwriters’ right to reject orders in whole or in part.

The obligation of the underwriters under the underwriting agreement may also be terminated at their discretion upon the occurrence of certain stated events, including, without limitation: a material adverse change in our business that makes it impractical or inadvisable to proceed with the offering; a suspension or material limitation of trading generally on certain securities markets; a suspension or material limitation in trading in shares of our common stock on the NYSE American or the TSX; a general moratorium on commercial banking activities; and an outbreak or escalation of hostilities or acts of terrorism or any other calamity or crisis or any change in financial, political or economic conditions, in each case that makes it impractical or inadvisable to proceed with the offering.
In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses electronically.
Option to purchase additional Units
We have granted the underwriters an option to purchase up to an additional 1,538,461 Units, comprised of 1,538,461 additional shares of our common stock and 1,538,461 additional Warrants, representing 15% of the number of Units sold under the offering. The Option is exercisable in whole or in part at any time and from time to time up to 30 days after the date of this prospectus supplement. The Option may be exercised by the Underwriters in respect of: (i) Additional Units at the public offering price, less underwriting discounts and commissions; or (ii) Additional Shares at a price of $5.84 per Additional Share, less underwriting discounts and commissions; or (iii) Additional Warrants at a price of $0.01 per Additional Warrant, less underwriting discounts and commissions; or (iv) any combination of Additional Securities so long as the aggregate number of Additional Shares and Additional Warrants that may be issued under the Option does not exceed 1,538,461 Additional Shares and 1,538,461 Additional Warrants.

Commissions and Discounts
Units sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any Units sold by the underwriters to securities dealers may be sold at a discount of up to $0.1404 per Unit from the public offering price. After the initial offering of the Units to the public, BMO may change the offering price and the other selling terms.
The following table shows the per Unit and total underwriting discounts and commissions we will pay to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase up to 1,538,461 additional Units.
	No exercise	Full exercise
Per Unit	$0.234	$0.234
Total	$2,400,000.17	$2,760,000.05
We expect that delivery of the shares of common stock and Warrants will be made against payment therefor on or about the date specified on the cover of this prospectus supplement, which will be the second business day following the date of pricing of the Units (this settlement cycle being referred to as “T+2”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the shares of common stock or Warrants prior to the first business day before settlement will be required, by virtue of the fact that the shares of common stock and Warrants initially will settle in T+2, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Units who wish to make such trades should consult their own advisor.
We estimate that the total expenses of the offering payable by us, not including the underwriting discounts and commissions, will be approximately $0.4 million. We have agreed to reimburse the underwriters for expenses relating to the clearance of this offering with the Financial Industry Regulatory Authority (“FINRA”) and certain expenses relating to blue sky and Canadian securities laws up to $30,000. The underwriters have agreed to reimburse us for certain of our expenses in connection with this offering.
No Sales of Similar Securities
We have agreed that we shall not, without the prior written approval of BMO, offer, sell, contract to sell, pledge, or otherwise dispose of, directly or indirectly, or hedge our common stock or securities convertible into or exchangeable or exercisable for our common stock. These restrictions will be in effect for a period of 90 days after the date of this prospectus supplement.
These restrictions do not apply to the following transactions by us: (1) the issuance of common stock to be sold under this prospectus supplement and the accompanying prospectus; (2) issuances of common stock upon the exercise of options, rights or warrants, the conversion of outstanding securities or the vesting of restricted stock units; (3) the issuance of common stock, options or other awards pursuant to employee benefit plans described elsewhere in this prospectus supplement or in documents incorporated by reference in this prospectus supplement; (4) the filing of a registration statement on Form S-8 relating to the offering of securities in accordance with the terms of equity incentive plans described elsewhere in this prospectus supplement or in documents incorporated by reference in this prospectus supplement; (5) the issuance of common stock or any securities convertible into, or exchangeable for, common stock in connection with any acquisition or strategic investment (including any joint venture, strategic alliance or partnership) provided that the aggregate number of shares of common stock that may be issued pursuant to this clause (5) shall not exceed 2% of the total number of shares of common stock outstanding after the completion of this offering and each recipient of shares of common stock issued pursuant to this clause (5) agrees to be bound by the terms of a lock-up agreement; (6) facilitating the establishment of a trading plan on behalf of a shareholder, officer or director of the Company pursuant to Rule 10b5-1 under the Exchange Act for the transfer of common stock, provided that such plan does not permit the transfer of common stock during the lock-up period and to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by the Company regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of common stock may be made under such plan during the lock-up period; and (7) the issuance of shares of common stock pursuant to the Ma’aden Top-Up Right.

Our executive officers and directors have entered into lock-up agreements with the underwriters. Under these agreements, each of these persons may not, and shall not cause any direct or indirect affiliate to, without the prior written approval of BMO, offer, sell, contract to sell, pledge, or otherwise dispose of, directly or indirectly, or hedge our common stock or securities convertible into or exchangeable or exercisable for our common stock. These restrictions will be in effect for a period of 90 days after the date of this prospectus supplement.
The lock-up agreement does not apply, subject to certain conditions to the following transactions by our executive officers and directors:
i.
transfers of shares of common stock as a bona fide gift or gifts;

ii.
transfers or dispositions of shares of common stock to any trust for the direct or indirect benefit of the holder or any member of the immediate family of the holder;

iii.
transfers or dispositions of shares of common stock to any of the holder’s affiliates (within the meaning set forth in Rule 405 under the Securities Act), limited partners, general partners, limited liability company members or stockholders;

iv.
transfers of shares of common stock by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of a holder;

v.
transfers or dispositions of shares of common stock acquired by a holder in this offering or in open market purchases after the completion of this offering;

vi.
the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act, provided that such plan does not permit the sale or other disposition of common stock during the lock-up period;

vii.
the exercise of stock options granted pursuant to the Company’s equity incentive plans (including by “net” or “cashless exercise”), or warrants, or conversion of any securities that are outstanding on the date of this prospectus supplement, provided that such restrictions shall apply to any of the holder’s shares issued upon such exercise;

viii.
transfers of shares of common stock from the holder to the Company (or the purchase and cancellation of same by the Company) upon a vesting event of the Company’s securities or upon the exercise of options to purchase shares of common stock of the Company by the holder, in each case on a “cashless” or “net exercise” basis, or to cover tax withholding obligations of the holder in connection with such vesting or exercise;

ix.
transfers of shares of common stock or any securities convertible into or exercisable or exchangeable for common stock pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction made to all holders of the Company’s capital stock involving a change of control of the Company, provided that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the undersigned’s Restricted Securities shall remain subject to the restrictions contained in this Lock-Up Agreement;

x.
transfers of shares of common stock or any securities convertible into or exercisable or exchangeable for common stock by operation of law to a spouse, former spouse, domestic partner, former domestic partner, child or other dependent pursuant to a qualified domestic order or in connection with a divorce settlement;

provided, however that, among other things, in the case of (i), (ii), (iii), (iv) or (x) above, it shall be a condition to the transfer or disposition that the donee, trustee, heir, distributee or other transferee, as the case may be, agrees to be bound in writing to the restrictions set forth in the lock-up agreement during the lock-up period.
At any time, BMO may, in its sole discretion, release some or all the securities from these lock-up agreements.
Indemnification
We have agreed to indemnify the several underwriters against certain liabilities, including certain liabilities under the Securities Act. If we are unable to provide this indemnification, we have agreed to contribute to payments the underwriters may be required to make in respect of those liabilities.

Insider Participation
Our Executive Chairman Robert Friedland is expected to purchase up to approximately 816,667 Units in this offering.
Transfer Agent, Registrar and Warrant Agent
Computershare Trust Company N.A. is the transfer agent and registrar for our common stock. Computershare Inc. and Computershare Trust Company N.A. together are the warrant agent for the Warrants.
Exchanges
Our common stock is listed on the NYSE American under the symbol “IE” and on the TSX also under the symbol “IE.” There is no established public trading market for the Warrants, and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the Warrants on any national securities exchange or other nationally recognized trading system. Without an active trading market, we expect that the liquidity of the Warrants will be limited.
Price Stabilization, Short Positions
In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock during and after this offering, including:
•
stabilizing transactions;

•
short sales;

•
purchases to cover positions created by short sales;

•
imposition of penalty bids; and

•
syndicate covering transactions.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock. These transactions may also include making short sales of our common stock, which involve the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering. Short sales may be “covered short sales,” which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked short sales,” which are short positions in excess of that amount.
The underwriters may close out any covered short position by either exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares.
The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering. Any naked short position would form part of the underwriters’ over-allocation position.
The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.
As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. The underwriters may carry out these transactions on the NYSE American, the TSX, other stock exchanges, in the over-the-counter market or otherwise. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the shares.

Affiliations
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, market making, financing, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided and may from time to time in the future engage with us and perform a variety of these services for us and for persons and entities with relationships with us in the ordinary course of their business for which they will receive customary fees and expenses.
In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities), loans, commodities, currencies, credit default swaps and other financial instruments (including bank loans), for their own account and for the accounts of their customers, and such investment and securities activities may involve or relate to our assets, securities and/or instruments (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriters and their respective affiliates may also make independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of these assets, securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in these assets, securities and instruments.
Notice to Investors
Notice to prospective investors in the European Economic Area
In relation to each Member State of the European Economic Area (each a “Member State”), no shares of our common stock or Warrants have been offered or will be offered pursuant to the offering to the public in that Member State prior to the publication of a prospectus in relation to the shares or Warrants which has been approved by the competent authority in that Member State or, where appropriate, approved in another Member State and notified to the competent authority in that Member State, all in accordance with the Prospectus Regulation), except that offers of shares and Warrants may be made to the public in that Member State at any time under the following exemptions under the Prospectus Regulation:
(a)
to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

(b)
to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

(c)
in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares of our common stock or Warrants shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement to a prospectus pursuant to Article 23 of the Prospectus Regulation.
For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our common stock or Warrants in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock or Warrants to be offered so as to enable an investor to decide to purchase any Units, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
Notice to prospective investors in Australia
No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.
Any offer in Australia of the shares of our common stock or Warrants may only be made to persons, or to the Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the

Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares of our common stock and Warrants without disclosure to investors under Chapter 6D of the Corporations Act.
The shares of our common stock and Warrants applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares and Warrants must observe such Australian on-sale restrictions.
This prospectus contains general information only and does not take into account the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate for their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.
Notice to prospective investors in Hong Kong
Warning
The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.
Our common stock and Warrants may not be offered or sold in Hong Kong by means of this prospectus or any document other than (i) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, (ii) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong). No advertisement, invitation or document relating to our common stock or Warrants may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong).
Notice to prospective investors in Japan
No registration pursuant to Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the “FIEL”) has been made or will be made with respect to the solicitation of the application for the acquisition of the shares of our common stock or Warrants.
Accordingly, the shares of our common stock and Warrants have not been, directly or indirectly, offered or sold and will not be, directly or indirectly, offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements, and otherwise in compliance with, the FIEL and the other applicable laws and regulations of Japan.
For Qualified Institutional Investors (“QII”)
Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the shares of our common stock and Warrants constitutes either a “QII only private placement” or a “QII only secondary distribution” (each as described in Paragraph 1, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares of our common stock or Warrants. The shares of our common stock and Warrants may only be transferred to QIIs.

For Non-QII Investors
Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the shares of our common stock and Warrants constitutes either a “small number private placement” or a “small number private secondary distribution” (each as is described in Paragraph 4, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares of our common stock or Warrants. The shares of our common stock and Warrants may only be transferred en bloc without subdivision to a single investor.
Notice to prospective investors in Singapore
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of Non-CIS Securities may not be circulated or distributed, nor may the Non-CIS Securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the Non-CIS Securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
(a)
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)
a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Non-CIS Securities pursuant to an offer made under Section 275 of the SFA except:

(i)
to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(ii)
where no consideration is or will be given for the transfer;

(iii)
where the transfer is by operation of law;

(iv)
as specified in Section 276(7) of the SFA; or

(v)
as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Singapore Securities and Futures Act Product Classification: Solely for the purposes of our obligations pursuant to sections 309B(1) (a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA), that the shares of our common stock are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
Notice to prospective investors in Switzerland
This document is not intended to constitute an offer or solicitation to purchase or invest in the shares of our common stock or Warrants described herein. The shares of our common stock and Warrants may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading venue in Switzerland. Neither this document nor any other offering or marketing material relating to the shares of our common stock and Warrants constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange or any other regulated trading venue in Switzerland, and neither this document nor any other offering or marketing material relating to the shares of our common stock and Warrants may be publicly distributed or otherwise made publicly available in Switzerland.
Notice to prospective investors in the United Kingdom
In relation to the United Kingdom, no shares of our common stock or Warrants have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares and Warrants that either (i) has been approved by the Financial Conduct Authority, or (ii) is to be treated as if it had been approved by the Financial Conduct Authority in accordance with the transitional provision in Regulation 74 of the Prospectus (Amendment etc.) (EU Exit) Regulations 2019, except that offers of shares and Warrants may be made to the public in the United Kingdom at any time under the following exemptions under the UK Prospectus Regulation:
(a)
to any legal entity which is a qualified investor as defined in Article 2 of the UK Prospectus Regulation;

(b)
to fewer than 150 natural or legal persons (other than qualified investors as defined in Article 2 of the UK Prospectus Regulation); or

(c)
in any other circumstances falling within Section 86 of the Financial Services and Markets Act 2000 (“FSMA”), provided that no such offer of shares of our common stock shall require the company, any selling stockholder or any representative to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our common stock and Warrants in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of our common stock and Warrants, and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.
Each underwriter has represented and agreed that:
(a)
it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of our shares of our common stock and Warrants in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)
it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to our shares of our common stock and Warrants in, from or otherwise involving the United Kingdom.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
The following is a summary of certain material United States federal income tax consequences relating to the ownership and disposition of our common stock acquired as part of the Units acquired pursuant to this offering, the exercise, disposition and lapse of Warrants acquired as part of the Units, acquired pursuant to this offering, and the acquisition, ownership and disposition of Warrant Shares acquired upon exercise of the Warrants, but does not purport to be a complete analysis of all the potential tax considerations relating thereto.
Scope of this Summary
This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential United States federal income tax consequences related to the acquisition, ownership and disposition of Units, shares of common stock, Warrants or Warrant Shares. Except as specifically set forth below, this summary does not discuss applicable tax reporting requirements. In addition, this summary does not take into account the individual facts and circumstances of any particular holder that may affect the United States federal income tax consequences to such holder. Accordingly, this summary is not intended to be, and should not be construed as, legal or United States federal income tax advice with respect to any particular holder. This summary does not address the tax considerations arising under the laws of any non-U.S., state or local jurisdiction, or under United States federal gift and estate tax laws. This summary also does not address all aspects of U.S. federal income taxation, such as the U.S. alternative minimum tax and the additional tax on net investment income. Each holder should consult its own tax advisors regarding the United States federal, state, local, and non-U.S. tax consequences related to the acquisition, ownership and disposition of Units, shares of common stock, Warrants and Warrant Shares.
We have not sought any ruling from the Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in the following summary. This summary is not binding on the IRS, and there can be no assurance that the IRS will agree with such statements and conclusions.
Authorities
This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder (“Treasury Regulations”), and administrative rulings and judicial decisions, all as in effect on the date hereof. These authorities may be changed, possibly retroactively, so as to result in United States federal income tax consequences different from those set forth below. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive basis.
U.S. Holder Defined
For purposes of this discussion, a “U.S. holder” is a beneficial owner of our Units, common stock, Warrants or Warrant Shares, as applicable, in each case as acquired pursuant to this offering (or, in the case of Warrant Shares, pursuant to the exercise of Warrants acquired pursuant to this offering), that is, for United States federal income tax purposes:
•
an individual citizen or resident of the United States;

•
a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•
an estate whose income is subject to United States federal income tax regardless of its source; or

•
a trust (x) whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (y) which has made an election to be treated as a United States person.

Non-U.S. Holder Defined
For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of Units, shares of our common stock, Warrants or Warrant Shares, in each case as acquired pursuant to this offering (or, in the case of Warrant Shares, pursuant to the exercise of Warrants acquired pursuant to this offering), that is neither a U.S.

holder nor a partnership (or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes), for United States federal income tax purposes.
Holders Subject to Special United States Federal Income Tax Rules
This discussion does not address tax considerations applicable to holders that may be subject to special tax rules, including, without limitation:
•
banks, insurance companies or other financial institutions;

•
persons subject to special tax accounting rules;

•
tax-exempt organizations, tax-qualified retirement plans, and pension plans;

•
controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid United States federal income tax and, in each case, shareholders thereof;

•
partnerships or other entities treated as pass-through entities for United States federal income tax purposes;

•
S corporations;

•
dealers in securities or currencies;

•
U.S. holders that have a “functional currency” other than the U.S. dollar;

•
traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•
persons who acquire our Units, common stock, Warrants or Warrant Shares, as applicable, pursuant to the exercise of employee stock options or otherwise as compensation for their services;

•
persons that own, or are deemed to own, more than five percent (by voting power or value) of our common stock, except to the extent specifically set forth below;

•
real estate investment trusts or regulated investment companies;

•
certain U.S. expatriates, former citizens or long-term residents of the United States;

•
persons who hold our Units, common stock, Warrants or Warrant Shares, as applicable, as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction;

•
U.S. holders that hold our Units, common stock, Warrants or Warrant Shares in connection with a trade or business, permanent establishment, or fixed base outside the United States;

•
corporations organized outside the United States, any state thereof, or the District of Columbia that are nonetheless treated as U.S. persons for U.S. federal income tax purposes; or

•
persons who do not hold our Units, common stock, Warrants or Warrant Shares, as applicable, as a capital asset (within the meaning of Section 1221 of the Code).

In addition, if a partnership, including any entity or arrangement classified as a partnership for United States federal income tax purposes, holds our Units, common stock, Warrants or Warrant Shares, as applicable, the United States federal income tax treatment of a partner in the partnership generally will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, partnerships that hold our Units, common stock, Warrants or Warrant Shares, as applicable, and partners in such partnerships, should consult their own tax advisors regarding the United States federal income tax consequences of the acquisition, ownership, and disposition of our Units, common stock, Warrants or Warrant Shares.
Prospective investors should consult their own tax advisors with respect to the application of the United States federal income tax laws to their particular situation, as well as any tax consequences of the purchase, ownership and disposition of our Units, common stock, Warrants or Warrant Shares, as applicable, arising under other United States federal tax rules or under the laws of any state, local, non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

Consequences of the Purchase of Units
For U.S. federal income tax purposes, the purchase of a Unit by U.S. holders and non-U.S. holders will be treated as the purchase of two components: a component consisting of one share of common stock and a component consisting of one Warrant. The purchase price for each Unit will be allocated between these two components in proportion to their relative fair market values at the time the Unit is purchased by the holder. This allocation of the purchase price for each Unit will establish a holder’s initial tax basis for U.S. federal income tax purposes in the share of common stock and the Warrant that compose each Unit.
For purposes of determining the initial tax basis, we will allocate $5.84 of the purchase price for each Unit to the share of common stock and $0.01 of the purchase price for each Unit to the Warrant. However, the IRS will not be bound by our allocation of the purchase price for the Units, and, therefore, the IRS or a U.S. court may not respect the allocation set forth above. Each holder should consult its own tax advisor regarding the allocation of the purchase price for the Units.
Consequences to U.S. Holders
Consequences to U.S. Holders of the Exercise, Expiration or Disposition of Warrants
Exercise of Warrants
A U.S. holder generally will not recognize gain or loss on the exercise of a Warrant and related receipt of a Warrant Share (unless cash is received in lieu of the issuance of a fractional Warrant Share). A U.S. holder’s initial tax basis in the Warrant Share received on the exercise of a Warrant should be equal to the sum of (a) such U.S. holder’s tax basis in such Warrant plus (b) the exercise price paid by such U.S. holder on the exercise of such Warrant. It is unclear whether a U.S. holder’s holding period for the Warrant Share received on the exercise of a Warrant should begin on the date that such Warrant is exercised by such U.S. holder or the day following the date of exercise of the Warrant. Non-U.S. holders should consult their own tax advisors regarding the applicability of the Regularly Traded Exception and the consequences of exercising Warrants if we are a USRPHC (as discussed below under “— Sale, Taxable Exchange or Other Taxable Dispositions of Shares of Common Stock, Warrants and Warrant Shares”).
In certain limited circumstances (as described under “Description of Securities — Warrants to be Issued in this Offering”), a U.S. holder may be permitted to undertake a cashless exercise of Warrants into Warrant Shares. The U.S. federal income tax treatment of a cashless exercise of Warrants into Warrant Shares is unclear, and the tax consequences of a cashless exercise could differ from the consequences upon the exercise of a Warrant described in the preceding paragraph. U.S. holders should consult their own tax advisors regarding the U.S. federal income tax consequences of a cashless exercise of Warrants.
Disposition of Warrants
A U.S. holder will recognize gain or loss on the sale or other taxable disposition of a Warrant in an amount equal to the difference, if any, between (a) the amount of cash plus the fair market value of any property received and (b) such U.S. holder’s tax basis in the Warrant sold or otherwise disposed of. Any such gain or loss generally will be a capital gain or loss, which will be long-term capital gain or loss if the Warrant is held for more than one year. Long-term capital gains recognized by certain non-corporate U.S. holders (including individuals) will generally be subject to a current maximum tax rate of 20%. Deductions for capital losses are subject to complex limitations under the Code.
Expiration of Warrants without Exercise
Upon the lapse or expiration of a Warrant, a U.S. holder will recognize a loss in an amount equal to such U.S. holder’s tax basis in the Warrant. Any such loss generally will be a capital loss and will be long-term capital loss if the Warrant is held for more than one year. Deductions for capital losses are subject to complex limitations under the Code.
Certain Adjustments to the Warrants
Under Section 305 of the Code, an adjustment to the number of Warrant Shares that will be issued on the exercise of the Warrants, or an adjustment to the exercise price of the Warrants, may be treated as a constructive distribution to a U.S. holder of the Warrants if, and to the extent that, such adjustment has the effect of increasing such U.S. holder’s proportionate interest in our “earnings and profits” or assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to our shareholders). Such constructive distribution would be subject to tax in the same manner as if such U.S. holder received a cash distribution from us equal to the fair market value of such increased interest. See the more detailed discussion of the rules applicable to distributions made by us at “— Distributions” below. Adjustments to the exercise price of a Warrant made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution of the interest of the holders of the Warrants should generally not result in a constructive distribution.
Consequences to U.S. Holders of the Acquisition, Ownership and Disposition of Shares of Common Stock and Warrant Shares
Distributions
We have not paid and we do not anticipate declaring or paying dividends in the foreseeable future to holders of our common stock or Warrant Shares. However, if we make a distribution of cash or other property (other than certain pro rata distributions of our common stock) in respect of our common stock, the distribution (including any constructive distribution) made on shares of common stock and Warrant Shares generally will be included in a U.S. holder’s income as ordinary dividend income to the extent of our current and accumulated earnings and profits (as determined under U.S. federal income tax principles) as of the end of our taxable year in which the distribution occurs. However, with respect to dividends received by certain non-corporate U.S. holders (including individuals), such dividends are generally taxed at the applicable long-term capital gains rates (currently at a maximum tax rate of 20%), provided certain holding period and other requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of a U.S. holder’s adjusted tax basis in the shares of common stock or Warrant Shares and thereafter as capital gain from the sale or exchange of such shares of common stock or Warrant Shares, which will be taxable according to rules discussed under the heading “— Sale, Taxable Exchange or Other Taxable Dispositions of Shares of Common Stock and Warrant Shares,” below. Dividends received by a corporate U.S. holder may be eligible for a dividends received deduction, subject to applicable limitations.
Sale, Taxable Exchange or Other Taxable Dispositions of Shares of Common Stock and Warrant Shares
Upon the sale, taxable exchange, or other taxable disposition of shares of common stock or Warrant Shares, a U.S. holder generally will recognize capital gain or loss equal to the difference between (a) the amount of cash and the fair market value of any property received upon such taxable disposition and (ii) the U.S. holder’s adjusted tax basis in the shares of common stock or Warrant Shares, as applicable. Such capital gain or loss will be long-term capital gain or loss if a U.S. holder’s holding period in the shares of common stock or Warrant Shares is longer than one year at the time of the taxable disposition. Long-term capital gains recognized by certain non-corporate U.S. holders (including individuals) will generally be subject to a current maximum tax rate of 20%. Deductions for capital losses are subject to complex limitations under the Code.
Information Reporting and Backup Withholding
Information reporting requirements generally will apply to payments of dividends on shares of common stock and Warrant Shares and to the proceeds of a sale of sales of common stock, Warrants or Warrant Shares paid to a U.S. holder unless the U.S. holder is an exempt recipient (such as a corporation). Backup withholding, currently at a rate of 24%, will apply to those payments if the U.S. holder fails to provide its correct taxpayer identification number, or certification of exempt status, or if the U.S. holder is notified by the IRS that it has failed to report in full payments of interest and dividend income. Backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, if any, provided the required information is furnished in a timely manner to the IRS.

Consequences to Non-U.S. Holders
Consequences to Non-U.S. Holders of the Exercise, Expiration and Disposition of Warrants
Exercise of Warrants
A non-U.S. holder generally will not recognize gain or loss on the exercise of a Warrant and related receipt of a Warrant Share (unless cash is received in lieu of the issuance of a fractional Warrant Share and certain other conditions are present, as discussed below under “— Sale, Taxable Exchange or Other Taxable Dispositions of Shares of Common Stock, Warrants and Warrant Shares”). A non-U.S. holder’s initial tax basis in the Warrant Share received on the exercise of a Warrant should be equal to the sum of (a) such non-U.S. holder’s tax basis in such Warrant plus (b) the exercise price paid by such non-U.S. holder on the exercise of such Warrant. It is unclear whether a non-U.S. holder’s holding period for the Warrant Share received on the exercise of a Warrant should begin on the date that such Warrant is exercised by such non-U.S. holder or the day following the date of exercise of the Warrant.
In certain limited circumstances (as described under “Description of Securities — Warrants to be Issued in this Offering”), a non-U.S. holder may be permitted to undertake a cashless exercise of Warrants into Warrant Shares. The U.S. federal income tax treatment of a cashless exercise of Warrants into Warrant Shares is unclear, and the tax consequences of a cashless exercise could differ from the consequences upon the exercise of a Warrant described in the preceding paragraph. Non-U.S. holders should consult their own tax advisors regarding the U.S. federal income tax consequences of a cashless exercise of Warrants.
Disposition of Warrants
Subject to the discussion under the heading “— Sale, Taxable Exchange or Other Taxable Dispositions of Shares of Common Stock, Warrants and Warrant Shares” below, a non-U.S. holder will recognize gain or loss on the sale or other taxable disposition of a Warrant in an amount equal to the difference, if any, between (a) the amount of cash plus the fair market value of any property received and (b) such non-U.S. holder’s tax basis in the Warrant sold or otherwise disposed of. Any such gain or loss generally will be a capital gain or loss (provided that the Warrant Share to be issued on the exercise of such Warrant would have been a capital asset within the meaning of Section 1221 of the Code if acquired by the non-U.S. holder), which will be long-term capital gain or loss if the Warrant is held for more than one year. Any such gain recognized by a non-U.S. holder will be taxable for U.S. federal income tax purposes according to rules discussed under the heading “— Sale, Taxable Exchange or Other Taxable Dispositions of Shares of Common Stock, Warrants and Warrant Shares,” below.
Expiration of Warrants without Exercise
Subject to the discussion under the heading “— Sale, Taxable Exchange or Other Taxable Dispositions of Shares of Common Stock, Warrants and Warrant Shares” below, upon the lapse or expiration of a Warrant, a non-U.S. holder will recognize a loss in an amount equal to such non-U.S. holder’s tax basis in the Warrant. Any such loss generally will be a capital loss and will be long-term capital loss if the Warrants are held for more than one year. Deductions for capital losses are subject to complex limitations under the Code.
Certain Adjustments to the Warrants
Under Section 305 of the Code, an adjustment to the number of Warrant Shares that will be issued on the exercise of the Warrants, or an adjustment to the exercise price of the Warrants, may be treated as a constructive distribution to a non-U.S. holder of the Warrants if, and to the extent that, such adjustment has the effect of increasing such non-U.S. holder’s proportionate interest in our “earnings and profits” or assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to our shareholders). Such constructive distribution would be subject to tax in the same manner as if such non-U.S. holder received a cash distribution from us equal to the fair market value of such increased interest. See the more detailed discussion of the rules applicable to distributions made by us under the heading “— Distributions” below. Adjustments to the exercise price of a Warrant made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution of the interest of the holders of the Warrants should generally not result in a constructive distribution. In the case of any constructive distribution that is treated as a dividend for U.S. federal income tax purposes, it is possible that any withholding tax would be withheld from any amount owed to a non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from Warrants or other property subsequently paid or credited to such holder.
Consequences to Non-U.S. Holders of the Acquisition, Ownership and Disposition of Shares of Common Stock and Warrant Shares
Distributions
We have not paid and we do not anticipate declaring or paying dividends in the foreseeable future to holders of our common stock or Warrant Shares. However, if we make a distribution of cash or other property (other than certain pro rata distributions of our common stock) in respect of our common stock or Warrant Shares, the distribution (including any constructive distribution) will be treated as a dividend for United States federal income tax purposes to the extent it is paid from our current or accumulated earnings and profits (as determined under United States federal income tax principles) as of the end of our taxable year in which the distribution occurs. If the amount of a distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of capital that reduces the non-U.S. holder’s adjusted basis in such holder’s common stock or Warrant Shares, as applicable, but not below zero. Any excess will be treated as gain realized on the sale or other disposition of our common stock or Warrant Shares, as applicable, and will be treated as described under “— Sale, Taxable Exchange or Other Taxable Dispositions of Shares of Common Stock, Warrants and Warrant Shares,” below.
Subject to the discussion below regarding effectively connected income, FATCA (as defined below), and backup withholding, distributions treated as dividends on our common stock or Warrant Shares held by a non-U.S. holder generally will be subject to United States federal withholding tax at a rate of 30%, or at a lower rate if provided by an applicable income tax treaty and the non-U.S. holder has provided the documentation required to claim benefits under such treaty. Generally, to claim the benefits of an income tax treaty, a non-U.S. holder will be required to provide a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable IRS Forms. In the case of any constructive distribution, it is possible that this tax would be withheld from any amount owed to the non-U.S. holder, including, but not limited to, distributions of cash, common stock or Warrant Shares, as applicable, or sales proceeds subsequently paid or credited to that holder. If we are unable to determine, at the time of payment of a distribution, whether the distribution will constitute a dividend, we may nonetheless withhold any U.S. federal income tax on the distribution as permitted by Treasury Regulations. As discussed under “— Sale, Taxable Exchange or Other Taxable Dispositions of Shares of Common Stock, Warrants and Warrant Shares” below, we believe we are a “United States real property holding corporation” (“USRPHC”) for United States federal income tax purposes. If we are a USRPHC and we do not qualify for the Regularly Traded Exception (as defined below), distributions which constitute a return of capital or gain will be subject to withholding tax at a rate of 15% unless an application for a withholding certificate is filed to reduce or eliminate such withholding.
If a non-U.S. holder holds our common stock or Warrant Shares in connection with the non-U.S. holder’s conduct of a trade or business within the United States, and dividends paid on our common stock or Warrant Shares are effectively connected with such non-U.S. holder’s United States trade or business (and, if an applicable tax treaty so provides, are attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States), the dividends will not be subject to the 30% United States federal withholding tax (provided the non-U.S. holder has provided the appropriate documentation, generally an IRS Form W-8ECI, to the withholding agent), but the non-U.S. holder generally will be subject to United States federal income tax in respect of the dividend on a net income basis, and at graduated rates, in substantially the same manner as United States persons. Dividends received by a non-U.S. holder that is a corporation for United States federal income tax purposes and which are effectively connected with the conduct of a United States trade or business may also be subject to a branch profits tax at the rate of 30% (or a lower rate if provided by an applicable tax treaty).
A non-U.S. holder that is eligible for a reduced rate of United States federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund together with the required information with the IRS.

Sale, Taxable Exchange or Other Taxable Dispositions of Shares of Common Stock, Warrants and Warrant Shares
Subject to the discussion below regarding FATCA and backup withholding, a non-U.S. holder generally will not be subject to United States federal income or withholding tax on any gain realized on the sale or other disposition of our common stock, Warrants or Warrant Shares unless:
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such non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of such sale or disposition, and certain other conditions are met;

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such gain is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States (and, if an applicable tax treaty so provides, is attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder in the United States); or

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we are or have been a USRPHC for U.S. federal income tax purposes at any time during the shorter of the non-U.S. holder’s holding period or the five-year period ending on the date of disposition of shares of common stock, Warrants or Warrant Shares.

A non-U.S. holder described in the first bullet point above generally will be subject to tax at a gross rate of 30% on the amount by which such non-U.S. holder’s taxable capital gains allocable to United States sources, including gain from the sale or other disposition of our common stock, Warrants or Warrant Shares, exceed capital losses allocable to United States sources, except as otherwise provided in an applicable income tax treaty.
If the gain is described in the second bullet point above, gain realized by the non-U.S. holder generally will be subject to United States federal income tax on a net income basis, and at graduated rates, in substantially the same manner as a United States person (except as provided by an applicable tax treaty). In addition, if such non-U.S. holder is a corporation for United States federal income tax purposes, it may also be subject to a branch profits tax at the rate of 30% (or a lower rate if provided by an applicable tax treaty) on such effectively connected gain, as adjusted for certain items.
Because we hold significant real property interests in the United States, we believe we are a USRPHC for United States federal income tax purposes. Because the determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business, it is possible we may (or may not) remain a USRPHC in the future. As a USRPHC, if our common stock is “regularly traded” on an “established securities market” (in each case, as defined by applicable Treasury Regulations) (the “Regularly Traded Exception”) during the calendar year in which a non-U.S. holder disposes of our common stock, Warrants, or Warrant Shares, as applicable, the non-U.S. holder would not be subject to taxation on the gain on the disposition of our common stock, Warrants, or Warrant Shares, as applicable, under this rule unless the non-U.S. holder has, actually or constructively, owned: (i) more than 5% of our common stock (including Warrant Shares, if applicable) at any time during the shorter of the non-U.S. holder’s holding period or the five-year period ending on the date of disposition of shares of common stock, Warrants or Warrant Shares; or (ii) Warrants with a fair market value on the date acquired by such holder greater than the fair market value on that date of 5% of our common stock (in each case, a “5% Shareholder”) or another exception to the Regularly Traded Exception applies. In determining whether a non-U.S. holder is a 5% Shareholder, certain attribution rules apply in determining ownership for this purpose. We believe that our common stock currently is regularly traded on an established securities market. However, no assurance can be given in this regard and no assurance can be given that our common stock will remain regularly traded in the future. The determination of whether a non-U.S. holder is a 5% Shareholder and the potential application of the Regularly Traded Exception is complex and subject to uncertainty. Non-U.S. holders should consult with their own tax advisors regarding such determinations. If gain on the sale or other taxable disposition of shares of our common stock, Warrants or Warrant Shares by a non-U.S. holder is subject to United States federal income taxation by reason of such common stock, Warrants or Warrant Shares being treated as a U.S. real property interest in respect of such non-U.S. holder, such non-U.S. holder generally would be subject to regular United States federal income tax with respect to such gain in the same manner as a taxable U.S. holder and would be required to file a United States federal income tax return for the taxable year in which such gain was recognized. In addition, the purchaser of our common stock, Warrants or Warrant Shares, as applicable, from a non-U.S. holder generally would be required to withhold and remit to the IRS 15% of the purchase price paid to such non-U.S. holder unless, at the time of such sale or other disposition, the Regularly Traded Exception applies to the securities sold (as discussed above) or another exception to such withholding applies. Non-U.S. holders should consult with their own tax advisors regarding the consequences of investing in a USRPHC, including, without limitation, the potential application of the Regularly Traded Exception.
Additional Withholding Tax on Payments Made to Foreign Accounts
Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends (including constructive dividends) paid to a non-U.S. holder on our common stock, Warrants or Warrant Shares, or, subject to the proposed Treasury Regulations discussed below, gross proceeds from the disposition of, our common stock, Warrants or Warrant Shares paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (i) the foreign financial institution undertakes certain diligence and reporting obligations, (ii) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, it must enter into an agreement with the United States Department of Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Non-U.S. holders typically will be required to furnish certifications (generally on the applicable IRS Form W-8) or other documentation to provide the information required by FATCA or to establish compliance with or an exemption from withholding under FATCA. FATCA withholding may apply where payments are made through a non-U.S. intermediary that is not FATCA compliant, even where the non-U.S. holder satisfies the holder’s own FATCA obligations.
Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends (including constructive dividends) on our common stock, Warrants or Warrant Shares, and subject to proposed Treasury Regulations described below, to payments of gross proceeds from the sale or other disposition of our common stock, Warrants or Warrant Shares. The United States Department of Treasury has released proposed Treasury Regulations (the preamble to which specifies that taxpayers may rely on them pending finalization) which would eliminate FATCA withholding on payments of gross proceeds from the sale or other disposition of our common stock, Warrants or Warrant Shares. There can be no assurance that the proposed Treasury Regulations will be finalized in their present form.
The United States and a number of other jurisdictions have entered into intergovernmental agreements to facilitate the implementation of FATCA. Any applicable intergovernmental agreement may alter one or more of the FATCA information reporting and withholding requirements. Prospective investors should consult their own tax advisors regarding the potential application of withholding under FATCA to an investment in our common stock, Warrants and Warrant Shares, including the applicability of any intergovernmental agreements.
Backup Withholding and Information Reporting
Backup withholding, currently at a rate of 24%, generally will not apply to dividends paid to a non-U.S. holder on our common stock or Warrant Shares, or to the gross proceeds paid to a non-U.S. holder from a disposition of, our common stock, Warrants or Warrant Shares, provided that the non-U.S. holder furnishes the required certification for its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E, IRS Form W-8ECI, or certain other requirements are met. Backup withholding may apply if the payor has actual knowledge, or reason to know, that the holder is a United States person who is not an exempt recipient.
We are required to report annually to the IRS the amount of any dividends paid to a non-U.S. holder, regardless of whether we actually withheld any tax. Copies of the information returns reporting such dividends and the amount withheld may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an income tax treaty or other agreement between the United States and the tax authorities in such country. In addition, proceeds from the disposition by a non-U.S. holder of our common stock, Warrants or Warrant Shares that is transacted within the United States or conducted through certain United States-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of our common stock, Warrants or Warrant Shares conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.
Backup withholding is not an additional tax. The United States federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is timely furnished to the IRS.
The preceding summary is for informational purposes only and is not tax advice. Each prospective investor should consult its own tax advisor regarding the particular United States federal, state and local and non-United States tax consequences of purchasing, holding and disposing of our Units, common stock, Warrants and Warrant Shares, including the consequences of any proposed change.

LEGAL MATTERS
Certain legal matters in connection with the securities offered in this prospectus supplement will be passed on by Dorsey & Whitney LLP, Seattle, Washington. Certain legal matters in connection with this offering will be passed upon for the underwriters by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York. Certain matters with respect to Canadian law will be passed upon for us by Stikeman Elliott LLP, Vancouver and for the underwriters by Bennett Jones LLP, Toronto.
INTERESTS OF EXPERTS
The financial statements of Ivanhoe Electric Inc. as of December 31, 2023 and 2022, and for each of the two years in the period ended December 31, 2023, incorporated by reference in this prospectus supplement, and the effectiveness of the Company’s internal control over financial reporting, have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.
Glen Kuntz, one of the qualified persons named in the prospectus and in the documents incorporated by reference herein, is an employee of Ivanhoe Electric and one of our executive officers. As of the date hereof, he holds shares of common stock and options to acquire common stock that amount to less than 1% of our outstanding shares of common stock in the aggregate.
Sarah Bull, one of the qualified persons named in the prospectus and in the documents incorporated by reference herein, is an employee of Ivanhoe Electric. As of the date hereof, she holds shares of common stock and options to acquire common stock that amount to less than 1% of our outstanding shares of common stock in the aggregate.
The technical information incorporated by reference herein concerning the Tintic Project was derived from the S-K 1300 technical report summary entitled “SEC Technical Report Summary, Exploration Results Report, Tintic Project, Utah, U.S.A.,” dated February 23, 2024, prepared by SRK Consulting (U.S.), Inc. (“SRK”), independent mining consultants. As of the date hereof, SRK beneficially owns none of our outstanding common stock.
The technical information incorporated by reference herein concerning the Santa Cruz Project, including estimates of mineral resources, was derived from the S-K 1300 technical report summary entitled “S-K 1300 Initial Assessment & Technical Report Summary, Santa Cruz Project, Arizona,” dated September 6, 2023, prepared by SRK, KCB Consultants Ltd., Life Cycle Geo, LLC, M3 Engineering and Technology Corp., Nordmin Engineering Ltd., Call & Nicholas, Inc., Tetra Tech, Inc., INTERA Incorporated, Haley & Aldrich, Inc. and Met Engineering, LLC, all of whom are independent mining consultants (collectively, the “Santa Cruz Authors”). As of the date hereof, the Santa Cruz Authors beneficially own none of our outstanding common stock.
WHERE YOU CAN FIND MORE INFORMATION
The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith, files annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that site is www.sec.gov. Statements contained in this prospectus supplement as to the contents of any contract or other document are not necessarily complete, and in each instance, we refer you to the copy of the contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.
We are also subject to the informational requirements of the securities commissions in each of the provinces and territories of Canada, other than Québec, subject to available exemptions. You are invited to read any reports, statements or other information, other than confidential filings, that we file with the Canadian securities authorities. These filings are also electronically available from SEDAR+ at www.sedarplus.ca, the Canadian equivalent of the SEC’s Electronic Document Gathering and Retrieval System. Documents filed on SEDAR+ are not, and should not be considered, part of this prospectus supplement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to incorporate by reference the information and reports we file with it, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file after the date hereof with the SEC will automatically update and supersede the information already incorporated by reference. We are incorporating by reference the documents listed below:
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Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on February 26, 2024, including the Part III information incorporated by reference from our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 24, 2024;

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Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 filed with the SEC on May 8, 2024;

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Quarterly Report on Form 10-Q for the quarter ended June 30, 2024 filed with the SEC on August 7, 2024;

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Quarterly Report on Form 10-Q for the quarter ended September 30, 2024 filed with the SEC on November 8, 2024;

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Current Reports on Form 8-K filed on May 8, 2024, May 9, 2024, June 6, 2024, August 7, 2024, August 13, 2024, September 23, 2024, October 15, 2024, January 13, 2025, February 11, 2025, and February 12, 2025 in each case, to the extent filed pursuant to Section 13(a) or 15(d) of the Exchange Act; and

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The description of our common stock which is contained in a registration statement on Form 8-A filed on June 27, 2022 (File No. 001-41436) under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Any statement contained in this prospectus supplement or in any document incorporated or deemed to be incorporated by reference into this prospectus supplement will be deemed modified or superseded for the purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or any subsequently filed document which also is, or is deemed to be, incorporated by reference into this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. Without limiting the foregoing, Exhibit 10.21 to the Form 10-K filed on February 26, 2024 and Exhibit 10.1 to the Form 10-Q filed on May 8, 2024 have been superseded and shall not constitute a part of this prospectus supplement.
All documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act shall be deemed incorporated by reference in this prospectus supplement and to be a part of this prospectus supplement from the date of filing of those documents, with the exception of any portion of any report or document that is not deemed “filed” under such provisions on or after the date of this prospectus supplement, until the earlier of the date on which: (1) all of the securities registered hereunder have been sold; or (2) the registration statement of which this prospectus supplement is a part has been withdrawn.
Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.
Upon written or oral request, we will provide without charge to each person to whom a copy of the prospectus supplement is delivered a copy of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein). You may request a copy of these filings, at no cost, by writing, calling or emailing us at the contact information set forth below. We have authorized no one to provide you with any information that differs from that contained in this prospectus supplement. Accordingly, we take no responsibility for any other information that others may give you. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date of the front cover of this prospectus supplement.
Investor Relations
Ivanhoe Electric Inc.
450 E. Rio Salado Parkway, Suite 130
Tempe, Arizona 85281
(480) 656-5821

PROSPECTUS
COMMON STOCK
PREFERRED STOCK
DEBT SECURITIES
WARRANTS
SUBSCRIPTION RIGHTS
UNITS
We may offer from time to time, in one or more offerings, any combination of the following securities: common stock, preferred stock, debt securities, warrants, subscription rights and units (collectively, the “securities”). We may offer and sell these securities at times, in amounts, at prices and on terms to be determined at or prior to the time of each offering. The specific terms of these securities and information regarding the offering in which these securities will be offered will be provided in supplements to this prospectus. The prospectus supplements may also add, update or change the information contained in this prospectus. You should read this prospectus and any applicable prospectus supplement carefully before you invest.
Our common stock is listed on the NYSE American LLC (“NYSE American”) and the Toronto Stock Exchange (the “TSX”) under the symbol “IE.”
As of the date of this prospectus, we are an “emerging growth company” as defined under the U.S. federal securities laws and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and the documents incorporated by reference herein.
Investing in our securities involves certain risks. See the “Risk Factors” section beginning on page 1 of this prospectus, in any applicable prospectus supplement and in our Securities and Exchange Commission (“SEC”) filings that are incorporated by reference herein.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is July 10, 2023.

This prospectus is part of an automatic shelf registration statement that we filed with the SEC as a “well-known seasoned issuer” as defined under Rule 405 under the Securities Act of 1933, as amended (“Securities Act”). Under this shelf registration process, we may offer from time to time, in one or more offerings, any of the securities described in this prospectus. This prospectus provides you with a general description of the securities that we may offer. Each time we offer and sell securities, we will provide a prospectus supplement accompanied by this prospectus. The prospectus supplements will contain the specific terms of the securities being offered and information regarding the offering in which the securities are offered. The prospectus supplements may also add, update or change the information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”
The information contained in this prospectus, any applicable prospectus supplement, any related free writing prospectus and any document incorporated by reference herein is accurate only as of their respective dates, regardless of the time of delivery of this prospectus or the sale of any securities. Our business, financial condition, results of operations and prospects may have changed materially since those dates.
We have not authorized anyone to provide you with information that is different from that contained in this prospectus, any amendment or supplement to this prospectus, or any free writing prospectus that we may authorize to be delivered or made available to you. We take no responsibility for, and provide no assurance as to the reliability of, any other information that others may give you. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful.
Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “Ivanhoe,” the “Company,” “we,” “us” and “our” refer to Ivanhoe Electric Inc. and its consolidated subsidiaries, and all references to “$”, “U.S. Dollars” and “dollars” are to United States dollars.
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RISK FACTORS
Investing in our securities involves risk. Before making a decision to invest in our securities, you should carefully consider the risks described under “Summary of Risk Factors” and “Risk Factors” in the applicable prospectus supplement and in our most recent Annual Report on Form 10-K, and any updates to those risk factors in our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, together with all of the other information appearing or incorporated by reference herein, in light of your particular investment objectives and financial circumstances. Although we discuss key risks in our discussion of risk factors, new risks may emerge in the future, which may prove to be significant. We cannot predict future risks or estimate the extent to which they may affect our business, results of operations, financial condition and prospects.
IVANHOE ELECTRIC INC.
We are a United States domiciled company that combines advanced mineral exploration technologies with electric metals exploration projects predominantly located in the United States. We use our accurate and powerful Typhoon™ geophysical surveying system, together with advanced data analytics provided by our subsidiary, Computational Geosciences Inc., to accelerate and de-risk the mineral exploration process as we seek to discover new deposits of critical metals that may otherwise be undetectable by traditional exploration technologies. We believe the United States is significantly underexplored and has the potential to yield major new discoveries of critical metals. Our mineral exploration efforts focus on copper as well as other metals including nickel, vanadium, cobalt, platinum group elements, gold and silver. Through the advancement of our portfolio of electric metals exploration projects, headlined by the Santa Cruz Copper Project in Arizona and the Tintic Copper-Gold Project in Utah, as well as other exploration projects in the United States, we intend to support United States supply chain independence by finding and delivering the critical metals necessary for the electrification of the economy. We also operate a 50/50 joint venture with Saudi Arabian Mining Company Ma’aden to explore for minerals on ~48,500 km2 of underexplored Arabian Shield in the Kingdom of Saudi Arabia.
At our Santa Cruz Copper Project in Arizona, we are evaluating the potential for a high-grade modern underground copper mining operation. We are advancing economic studies for an underground copper mining operation with a focus on minimizing the surface footprint of the mine while at the same time incorporating leading technologies to improve efficiencies and costs. We are designing a technologically advanced mine that we expect to result in low carbon dioxide emissions per pound of copper produced and be a leading example of responsibly produced domestic copper. Key considerations that will influence our decision making include, but are not limited to, using clean and renewable energy in our future mining operations, optimizing and minimizing our water utilization, minimizing our environmental footprint, ensuring workforce diversity and hiring from local communities, health, safety and environmental (“HSE”) performance, support of local cultural heritage and biodiversity protection.
Our principal executive offices are located at 606 – 999 Canada Place Vancouver, BC V6C 3E1, Canada and our telephone number is (604) 689-8765. Our website address is www.ivanhoeelectric.com. Information on, or accessible through, our website is not part of this prospectus, nor is such content incorporated by reference herein, and should not be relied upon in determining whether to make an investment in our securities.
SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS
This prospectus, including the documents incorporated by reference herein, contains forward-looking statements, that involve risks and uncertainties, including statements based on our current expectations, assumptions, estimates and projections about future events, our business, financial condition, results of operations and prospects, our industry and the regulatory environment in which we operate. Any statements contained herein that are not statements of historical facts are, or may be deemed to be, forward-looking statements. Those statements include, but are not limited to, statements with respect to: estimated calculations of mineral reserves and resources at our properties including changes in those estimated calculations, anticipated results of exploration activities, plans and objectives, potential development, financing or production, the performance of our technology, industry trends, our requirements for additional capital, treatment under applicable government regimes for permitting or attaining approvals, government regulation, environmental risks, title disputes or claims, synergies of potential future acquisitions, and our anticipated uses of the net proceeds from our initial public offering. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “could,” “should,” “would,” “achieve,” “budget,” “scheduled,” “forecasts,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements may include projections of our future financial performance, our anticipated growth strategies and anticipated trends in our industry. All forward-looking statements speak only as of the date on which they are made. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions concerning future events that are difficult to predict. Therefore, actual future events or results may differ materially from these statements. We believe that the factors that could cause our actual results to differ materially from those expressed or implied by forward-looking statements include the following: our mineral projects are all at the exploration stage with no certainty of advancing to further stages of development; we have no mineral reserves, other than at the San Matias project; we have a limited operating history on which to base an evaluation of our business and prospects; we depend on our material projects for our future operations; our mineral resource calculations at the Santa Cruz Project are only estimates; actual capital costs, operating costs, production and economic returns may differ significantly from those we have anticipated; the title to some of the mineral properties may be uncertain or defective; our business is subject to changes in the prices of copper, gold, silver, nickel, cobalt, vanadium and platinum group metals; we have claims and legal proceedings against one of our subsidiaries; our business is subject to significant risk and hazards associated with exploration activities, mine development, construction and future mining operations; we may fail to identify attractive acquisition candidates or joint ventures with strategic partners or be unable to successfully integrate acquired mineral properties or successfully manage joint ventures; our success is dependent in part on our joint venture partners and their compliance with our agreements with them; our business is extensively regulated by the United States and foreign governments as well as local governments; the requirements that we obtain, maintain and renew environmental, construction and mining permits are often a costly and time-consuming process; our non-U.S. operations are subject to additional political, economic and other uncertainties not generally associated with domestic operations; and our operations may be impacted by the COVID-19 pandemic, including impacts to the availability of our workforce, government orders that may require temporary suspension of operations, and the global economy.
You should carefully consider these risks, as well as the additional risks described in other documents we file with the SEC. We also operate in a very competitive and rapidly changing environment. New risks emerge from time to time and it is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in, or implied by, any forward-looking statements.
These factors should not be construed as exhaustive and should be read in conjunction with the risks described under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Important factors that could cause actual results to differ materially from our expectations, or cautionary statements, are disclosed under “Risk Factors” in our most recent Annual Report on Form 10-K. These risks and uncertainties, as well as other risks of which we are not aware or which we currently do not believe to be material, may cause our actual future results to be materially different than those expressed in our forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. We do not undertake any obligation to make any revisions to these forward-looking statements to reflect events or circumstances after the date of this report or to reflect the occurrence of unanticipated events, except as required by law.
USE OF PROCEEDS
Unless otherwise indicated in a prospectus supplement, the net proceeds from our sale of securities will be used for general corporate purposes which may include the advancement of mineral exploration and project development, acquisitions and other business opportunities.
DESCRIPTION OF CAPITAL STOCK
The following descriptions are summaries of the material terms of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. Reference is made to the more detailed provisions of, and the descriptions are qualified in their entirety by reference to, the Amended and Restated Certificate of

Incorporation and Amended and Restated Bylaws, copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part, and applicable law. On June 16, 2022, we effected a 3-for-1 reverse stock split of our outstanding shares of common stock (the “Reverse Stock Split”). Unless the context provides otherwise, all references in this prospectus to common stock, options to purchase common stock, per share data and related information have been retrospectively adjusted to reflect the effect of the Reverse Stock Split for all periods presented.
General
Our authorized capital stock consists of 700,000,000 shares of common stock, par value $0.0001 per share, and 50,000,000 shares of preferred stock, par value $0.0001 per share.
Common Stock
Common stock outstanding.   At July 7, 2023, there were 103,758,905 shares of common stock outstanding. All outstanding shares of common stock are fully paid and non-assessable.
Voting rights.   The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders, except on matters relating solely to terms of preferred stock.
Dividend rights.   We do not intend to pay any dividends in the foreseeable future and currently intend to retain all future earnings to finance our business. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our Board of Directors out of funds legally available therefor.
Rights upon liquidation.   In the event of liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.
Other rights.   The holders of our common stock have no preemptive or conversion or exchange rights or other subscription rights. There are no redemption, retraction, purchase for cancellation, surrender or sinking or purchase fund provisions applicable to our common stock.
Preferred Stock
Our Board of Directors has the authority to issue preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. We currently have no plans to issue any preferred stock.
Certain Amended and Restated Certificate of Incorporation and Bylaw Provisions
Requirements for Advance Notification of Stockholder Nominations and Proposals
Our Amended and Restated Bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors.
Limits on Written Consents
Any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing in lieu of a meeting of such stockholders, subject to the rights of the holders of any series of preferred stock.
Limits on Special Meetings
Special meetings of the stockholders may be called at any time only by (i) the Chair of the Board of Directors, (ii) the Chief Executive Officer, or (iii) our Board of Directors pursuant to a resolution adopted by the Board of Directors.

Choice of Forum
Our Amended and Restated Certificate of Incorporation provides that the Court of Chancery of the State of Delaware is the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a breach of fiduciary duty; (iii) any action asserting a claim against us arising under the Delaware General Corporation Law (the “DGCL”); and (iv) any action asserting a claim against us that is governed by the internal affairs doctrine. The foregoing provision does not apply to claims under the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any claim for which the United States federal courts have exclusive jurisdiction. Our Amended and Restated Certificate of Incorporation further provides that the federal district courts of the United States will, to the fullest extent permitted by law, be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.
Our Amended and Restated Certificate of Incorporation also provides that any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock will be deemed to have notice of and to have consented to these choice of forum provisions. These exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers, and other employees, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.
While Delaware courts have determined that choice of forum provisions are facially valid, it is possible that a court of law in another jurisdiction could rule that the choice of forum provisions to be contained in our Amended and Restated Certificate of Incorporation are inapplicable or unenforceable if they are challenged in a proceeding or otherwise. If a court were to find the choice of forum provision in our Amended and Restated Certificate of Incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions.
Amendments to our Governing Documents
Generally, the amendment of our Amended and Restated Certificate of Incorporation requires approval by our Board of Directors and the vote of holders of more than 66.67% of the votes entitled to be cast by the outstanding capital stock in the election of our Board of Directors. Any amendment to our Amended and Restated Bylaws requires the approval of either a majority of our Board of Directors or holders of more than 66.67% of the votes entitled to be cast by the outstanding capital stock in the election of our Board of Directors.
Board of Directors
Our Board of Directors consists of a single class of directors and directors will serve until a successor is duly elected and qualified or until a director’s earlier death, removal or resignation (other than directors that may be elected by holders of our preferred shares, if any).
Under Section 141 of the DGCL, directors may be removed with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. Our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws provide that any vacancy on our Board of Directors, including a vacancy resulting from an enlargement of our Board of Directors, may be filled by vote of a majority of our directors then in office. Our Amended and Restated Certificate of Incorporation provides that the authorized number of directors may be changed only by resolution of our Board of Directors.
Delaware Business Combination Statute
We have elected to be subject to Section 203 of the DGCL, which regulates corporate acquisitions. Section 203 prevents an “interested stockholder,” which is defined generally as a person owning 15% or more of a corporation’s voting stock, or any affiliate or associate of that person, from engaging in a broad range of “business combinations” with the corporation for the three years after becoming an interested stockholder unless:

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the board of directors of the corporation had previously approved either the business combination or the transaction that resulted in the stockholder’s becoming an interested stockholder;

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upon completion of the transaction that resulted in the stockholder’s becoming an interested stockholder, that person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than statutorily excluded shares; or

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following the transaction in which that person became an interested stockholder, the business combination is approved by the board of directors of the corporation and holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Under Section 203, the restrictions described above also do not apply to specific business combinations proposed by an interested stockholder following the announcement or notification of designated extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.
Section 203 may make it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period. Section 203 also may have the effect of preventing changes in our management and could make it more difficult to accomplish transactions which our stockholders may otherwise deem to be in their best interests.
Anti-Takeover Effects of Some Provisions
Some provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws could make the acquisition of control of us by means of a proxy contest or otherwise more difficult.
These provisions, as well as our ability to issue preferred stock, are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that the benefits of this increased protection outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms.
Listing
Our common stock is listed on the NYSE American under the symbol “IE” and on the TSX also under the symbol “IE.”
Transfer Agent and Registrar
The United States transfer agent and registrar for the common stock is Computershare Trust Company, N.A., located at 150 Royall Street, Canton, MA 02021 and the Canadian transfer agent and registrar for the common stock is Computershare Investor Services Inc. located at 510 Burrard Street, Vancouver, B.C. V6C 3B9.
DESCRIPTION OF PREFERRED STOCK
Should we offer to sell a particular series of preferred stock, we will describe the specific terms of the securities in a supplement to this prospectus. The preferred stock will be issued under a certificate of designations relating to each series of preferred stock and is also subject to our Amended and Restated Certificate of Incorporation.
Our Board of Directors has the authority to issue the preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders.
All shares of preferred stock offered will be fully paid and non-assessable. Any shares of preferred stock that are issued will have priority over the common stock with respect to dividend or liquidation rights or both.
Our Board of Directors could create and issue a series of preferred stock with rights, privileges or restrictions which effectively discriminates against an existing or prospective holder of stock as a result of the holder beneficially owning or commencing a tender offer for a substantial amount of common stock. One of the effects of authorized but unissued and unreserved shares of capital stock may be to make it more difficult or discourage an attempt by a potential acquirer to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise. The issuance of these shares of capital stock may defer or prevent a change in control of our company without any further shareholder action.
The transfer agent for each series of preferred stock will be described in the prospectus supplement.
DESCRIPTION OF DEBT SECURITIES
We may offer debt securities in one or more series which may be senior debt securities, senior subordinated debt securities or subordinated debt securities, and which may be convertible into another security.
The following description briefly sets forth certain general terms and provisions of the debt securities. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the following general terms and provisions may apply to the debt securities, will be described in the applicable prospectus supplement. Our debt securities will be issued in one or more series under an indenture to be entered into between us and a trustee to be named in a prospectus supplement, as amended or supplemented from time to time. A form of the indenture is attached as an exhibit to the registration statement of which this prospectus forms a part. The terms of the debt securities will include those set forth in the indenture and those made a part of the indenture by the Trust Indenture Act of 1939 (“TIA”). You should read the summary below, any accompanying prospectus supplement and the provisions of the indenture in their entirety before investing in our debt securities.
The aggregate principal amount of debt securities that may be issued under the indenture is unlimited. The prospectus supplement relating to any series of debt securities that we may offer will contain the specific terms of the debt securities. These terms may include, among others, the following:
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the title of the series of debt securities;

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any limit upon the aggregate principal amount that may be issued;

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the maturity date or dates;

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the form of the debt securities of the series;

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whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

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whether the debt securities rank as senior debt, senior subordinated debt or subordinated debt, and the terms of any subordination;

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if the price (expressed as a percentage of the aggregate principal amount thereof) at which such debt securities will be issued is a price other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or if applicable, the portion of the principal amount of such debt securities that is convertible into another security or the method by which any such portion shall be determined;

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the interest rate or rates, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

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our right, if any, to defer payment of interest and the maximum length of any such deferral period;

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if applicable, the date or dates after which, or the period or periods during which, and the price or prices at which, we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions and the terms of those redemption provisions;

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the date or dates, if any, on which, and the price or prices at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities and the currency or currency unit in which the debt securities are payable;

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the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;

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any and all terms, if applicable, relating to any auction or remarketing of the debt securities of that series and any security for our obligations with respect to such debt securities and any other terms which may be advisable in connection with the marketing of debt securities of that series;

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whether the debt securities of the series shall be issued in whole or in part in the form of a global security or securities;

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the terms and conditions, if any, upon which such global security or securities may be exchanged in whole or in part for other individual securities, and the depositary for such global security or securities;

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if applicable, the provisions relating to conversion or exchange of any debt securities of the series and the terms and conditions upon which such debt securities will be so convertible or exchangeable, including the conversion or exchange price, as applicable, or how it will be calculated and may be adjusted, any mandatory or optional (at our option or the holders’ option) conversion or exchange features, the applicable conversion or exchange period and the manner of settlement for any conversion or exchange;

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if other than the full principal amount thereof, the portion of the principal amount of debt securities of the series which shall be payable upon declaration of acceleration of the maturity thereof;

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additions to or changes in the covenants applicable to the particular debt securities being issued, including, among others, the consolidation, merger or sale covenant;

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additions to or changes in the events of default with respect to the securities and any change in the right of the trustee or the holders to declare the principal, premium, if any, and interest, if any, with respect to such securities to be due and payable;

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additions to or changes in or deletions of the provisions relating to covenant defeasance and legal defeasance;

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additions to or changes in the provisions relating to satisfaction and discharge of the indenture;

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additions to or changes in the provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture;

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the currency of payment of debt securities if other than U.S. dollars and the manner of determining the equivalent amount in U.S. dollars;

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whether interest will be payable in cash or additional debt securities at our or the holders’ option and the terms and conditions upon which the election may be made;

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the terms and conditions, if any, upon which we will pay amounts in addition to the stated interest, premium, if any and principal amounts of the debt securities of the series to any holder that is not a “United States person” for federal tax purposes;

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any restrictions on transfer, sale or assignment of the debt securities of the series; and

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any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, any other additions or changes in the provisions of the indenture, and any terms that may be required by us or advisable under applicable laws or regulations.

General
We may sell the debt securities, including original issue discount securities, at par or at a substantial discount below their stated principal amount. Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series or any other series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the indenture.
We will describe in the applicable prospectus supplement any other special considerations for any debt securities we sell which are denominated in a currency or currency unit other than U.S. dollars. In addition, debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked will be described in an accompanying prospectus supplement.
United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in the applicable prospectus supplement. Unless we inform you otherwise in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.
We expect most debt securities to be issued in fully registered form without coupons and in denominations of $2,000 and any integral multiples of $1,000 in excess thereof. Subject to the limitations provided in the indenture and in the prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the designated corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.
Governing Law
The indenture and the debt securities shall be construed in accordance with and governed by the laws of the State of New York, without regard to conflicts of laws principles thereof.
DESCRIPTION OF WARRANTS
We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.
The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:
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the title of such warrants;

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the aggregate number of such warrants;

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the price or prices at which such warrants will be issued;

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the currency or currencies in which the price of such warrants will be payable;

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the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

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the price at which and the currency or currencies in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

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the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

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if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

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if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

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if applicable, the date on and after which such warrants and the related securities will be separately transferable;

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information with respect to book-entry procedures, if any;

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if applicable, a discussion of any material United States Federal income tax considerations; and

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any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF SUBSCRIPTION RIGHTS
We may issue subscription rights to purchase our securities. The subscription rights may be issued independently or together with any other securities, may be attached to, or separate from, such securities and may or may not be transferable by the shareholder receiving the subscription rights. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any unsubscribed securities after such offering. The terms of any subscription rights being offered will be set forth in the applicable prospectus supplement.
The applicable prospectus supplement will set forth the following terms of the subscription rights in respect of which this prospectus is delivered:
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the exercise price;

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the aggregate number of rights to be issued;

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the type and number of securities purchasable upon exercise of each right;

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the procedures and limitations relating to the exercise of the rights;

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the date upon which the exercise of rights will commence;

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the record date, if any, to determine which security holders are entitled to the rights;

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the expiration date;

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the extent to which the rights are transferable;

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information regarding the trading of rights, including the stock exchanges, if any, on which the rights will be listed;

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the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities;

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if appropriate, a discussion of material U.S. federal income tax considerations;

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if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of the rights; and

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any other material terms of the rights.

If fewer than all of the subscription rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than security holders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.
DESCRIPTION OF UNITS
We may issue units consisting of one or more warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such securities. The terms of any units being offered will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will set forth the following terms of the units in respect of which this prospectus is delivered:
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the terms of the units and of the warrants, debt securities and common stock comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

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a description of the terms of any unit agreement governing the units; and

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a description of the provisions for the payment, settlement, transfer or exchange of the units.

FORM OF SECURITIES
Each debt security, warrant and unit will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants or units represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.
Global Securities
We may issue the registered debt securities, warrants and units in the form of one or more fully registered global securities, including in the form of a direct registration, that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.
If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.
Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.
So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement, unit agreement or other instrument governing such securities. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement, unit agreement or other instrument governing such securities. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement, unit agreement or other instrument governing such securities. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement, unit agreement or other instrument governing such securities, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.
Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants, units or other instrument governing such securities, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of Ivanhoe, the trustees, the warrant agents, the unit agents or any other agent of Ivanhoe, agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.
We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.
If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.
PLAN OF DISTRIBUTION
We may sell the securities offered by this prospectus from time to time in one or more transactions, including, without limitation:
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directly to purchasers;

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through agents;

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to or through underwriters or dealers; or

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through a combination of these methods.

A distribution of the securities offered by this prospectus may also be effected through the issuance of derivative securities, including, without limitation, warrants, convertible securities, forward delivery contracts and the writing of options.
In addition, the manner in which we may sell some or all of the securities covered by this prospectus includes, without limitation, through:

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a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

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purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

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ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

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privately negotiated transactions.

We may also enter into hedging transactions. For example, we may:
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enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of securities pursuant to this prospectus, in which case such broker-dealer or affiliate may use common stock received from us to close out its short positions;

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sell securities short and redeliver such securities to close out our short positions; or

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enter into option or other types of transactions that require us to deliver common stock to a broker-dealer or an affiliate thereof, who will then resell or transfer the common stock under this prospectus.

In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement or pricing supplement, as the case may be. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions.
A prospectus supplement with respect to each series of securities will state the terms of the offering of the securities, including:
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the name or names of any underwriters or agents and the amounts of securities underwritten or purchased by each of them, if any;

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the public offering price or purchase price of the securities and the proceeds to be received by us from the sale;

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any delayed delivery arrangements;

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any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

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any discounts or concessions allowed or reallowed or paid to dealers; and

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any securities exchange on which the securities may be listed.

The offer and sale of the securities described in this prospectus by us, the underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:
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at a fixed price or prices, which may be changed;

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at market prices prevailing at the time of sale;

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at prices related to the prevailing market prices; or

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at negotiated prices.

General
Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers, agents or remarketing firms may be changed from time to time. Underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act. Any discounts or commissions they receive from us and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement.
At-the-Market Offerings
If we reach an agreement with an underwriter on a placement, including the number of shares of common stock to be offered in the placement and any minimum price below which sales may not be made, such underwriter would agree to use its commercially reasonable efforts, consistent with its normal trading and sales practices, to try to sell such shares on such terms. Underwriters could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at-the-market” offering as defined in Rule 415 promulgated under the Securities Act, sales made directly on the NYSE American, the existing trading market for our common stock, or sales made to or through a market maker other than on an exchange. The name of any such underwriter or agent involved in the offer and sale of our common stock, the amounts underwritten, and the nature of its obligations to take our common stock will be described in the applicable prospectus supplement.
Underwriters and Agents
If underwriters are used in a sale, they will acquire the offered securities for their own account. The underwriters may resell the offered securities in one or more transactions, including negotiated transactions.
These sales may be made at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market price or at negotiated prices. We may offer the securities to the public through an underwriting syndicate or through a single underwriter. The underwriters in any particular offering will be identified in the applicable prospectus supplement or pricing supplement, as the case may be.
Unless otherwise specified in connection with any particular offering of securities, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we will enter into with the underwriters at the time of the sale to them. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless otherwise specified in connection with any particular offering of securities. Any initial offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.
We may designate agents to sell the offered securities. Unless otherwise specified in connection with any particular offering of securities, the agents will agree to use their best efforts to solicit purchases for the period of their appointment. We may also sell the offered securities to one or more remarketing firms, acting as principals for their own accounts or as agents for us. These firms will remarket the offered securities upon purchasing them in accordance with a redemption or repayment pursuant to the terms of the offered securities. A prospectus supplement or pricing supplement, as the case may be, will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.
In connection with offerings made through underwriters or agents, we may enter into agreements with such underwriters or agents pursuant to which we receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us under these arrangements to close out any related open borrowings of securities.
Dealers
We may sell the offered securities to dealers as principals. We may negotiate and pay dealers’ commissions, discounts or concessions for their services. The dealer may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with us at the time of resale. Dealers engaged by us may allow other dealers to participate in resales.

Direct Sales
We may choose to sell the offered securities directly. In this case, no underwriters or agents would be involved.
Institutional Purchasers
We may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase offered securities on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.
We will enter into such delayed contracts only with institutional purchasers that we approve. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.
Indemnification; Other Relationships
We may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.
LEGAL MATTERS
The validity of the securities covered by this prospectus will be passed on for us Dorsey & Whitney LLP, Seattle, WA.
INTERESTS OF EXPERTS
Certain of the qualified persons named in this prospectus or in the documents incorporated by reference herein are or have previously been directors, officers or employees of us or our subsidiaries, and have or may acquire an interest in us or our subsidiaries by virtue of such positions, through awards under our respective compensation plans or by otherwise holding a direct or indirect interest in us or our subsidiaries, including the following:
•
Glen Kuntz is an employee and one of our executive officers. As of the date of this prospectus, he holds certain shares and options to acquire common stock aggregating less than 1% of our outstanding shares of common stock.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information we have filed electronically with the SEC.
The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and prior to the termination of the offering under this prospectus and any prospectus supplement (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):
(a)
our Annual Report on Form 10-K for the year ended December 31, 2022;

(b)
our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 28, 2023;

(c)
our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023;

(d)
our Current Reports on Form 8-K filed on January 11, 2023, February 14, 2023, March 17, 2023, May 11, 2023, May 15, 2023, May 24, 2023, June 8, 2023 and July 6, 2023 in each case, to the extent filed pursuant to Section 13(a) or 15(d) of the Exchange Act; and

(e)
the description of our common stock which is contained in a registration statement on Form 8-A filed on June 27, 2022 (File No. 001-41436) under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Any statement contained in this prospectus or in any document incorporated or deemed to be incorporated by reference into this prospectus will be deemed modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus or any subsequently filed document which also is, or is deemed to be, incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
You can obtain any of the filings incorporated by reference in this prospectus through us or from the SEC through the SEC’s website at www.sec.gov. Our filings with the SEC, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and exhibits incorporated in and amendments to those reports, are also available free of charge on our website (www.ivanhoeelectric.com) as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Information on, or accessible through, our website is not part of this prospectus, nor is such content incorporated by reference herein, and should not be relied upon in determining whether to make an investment in our securities. You can obtain any of the documents incorporated by reference into this prospectus from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents. You can obtain documents incorporated by reference into this prospectus by requesting them in writing or by telephone from us at the following address:
Investor Relations
Ivanhoe Electric Inc.
606-999 Canada Place
Vancouver, BC V6C 3E1
(604) 689-8765

$60,000,000
IVANHOE ELECTRIC INC.
10,256,411 Units
Each Consisting of
One Share of Common Stock and
One Warrant to Purchase One Share of Common Stock
(and 10,256,411 Shares of Common Stock Underlying the Warrants)
PROSPECTUS SUPPLEMENT
BMO Capital Markets
February 12, 2025.